UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ST. JOE COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2010

The 2010 Annual Meeting of Shareholders of The St. Joe Company will be held in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, on Tuesday, May 11, 2010, at 10:00 a.m., eastern time.

Shareholders will vote on the following matters:

1.	Election of seven members of our Board of Directors to serve until the next annual meeting;

2.	Amendment of our Articles of Incorporation to delete the provisions regarding the number of our directors;

3.	Approval of The St. Joe Company 2009 Employee Stock Purchase Plan as described in this proxy statement and attached hereto as Appendix A, which includes reserving up to 70,000 shares of our common stock for issuance under the Plan;

4.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year; and

5.	Any other matters properly brought before the meeting.

Shareholders of record as of the close of business on March 15, 2010, are entitled to vote at the meeting. Your vote is important. If you are unable to attend the annual meeting, we urge you to cast your vote over the internet (as instructed in the Notice of Internet Availability of Proxy Materials) or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

Even if you have voted over the internet, by telephone or by returning a completed proxy card, you may still attend the meeting and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a legally valid proxy issued in your name from that record holder.

By Order of the Board of Directors,

Reece B. Alford
Senior Vice President,
Corporate Counsel and Secretary
Dated: March   , 2010

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202

PROXY STATEMENT

This proxy statement contains information about the 2010 Annual Meeting of Shareholders of The St. Joe Company. The meeting will be held on Tuesday, May 11, 2010, beginning at 10:00 a.m., eastern time, in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202. This proxy statement is first being made available to our shareholders on or about March   , 2010, in connection with the solicitation of proxies by the Board of Directors for the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 11, 2010: Our proxy statement and 2009 Annual Report are available at www.proxyvote.com.

I. General Information About the Annual Meeting

Who can vote at the annual meeting?

You are entitled to vote at the annual meeting if our records show that you held shares of common stock of the Company as of March 15, 2010. At the close of business on March 15, 2010, a total of           shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. Your Notice of Internet Availability of Proxy Materials (“Notice”) shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document may also be called a proxy or a proxy card. Two of our officers, Wm. Britton Greene and Reece B. Alford, will serve as the proxies for the annual meeting. This means that when you submit a proxy card, these two officers will vote your shares on your behalf.

What is the difference between being a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” for those shares. We are mailing a Notice to you directly.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or other nominee. The bank, broker or other nominee is the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote. Beneficial owners that receive a

Notice by mail from the shareholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions.

What am I voting on and what are the Board’s voting recommendations?

Our shareholders will be voting on the following matters:

•	Proposal 1 asks you to elect seven members of our Board of Directors to serve until the next annual meeting. The Board recommends that you vote for all nominees.

•	Proposal 2 asks you to approve an amendment of our Articles of Incorporation to delete the provisions regarding the number of our directors.

•	Proposal 3 asks you to approve our 2009 Employee Stock Purchase Plan as described in this proxy statement and attached hereto as Appendix A, which includes reserving up to 70,000 shares of our common stock for issuance under the Plan. The Board recommends that you vote for this proposal.

•	Proposal 4 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year. The Board recommends that you vote for this proposal.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the appointed proxies will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.

What is the Notice Regarding Internet Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we may now furnish proxy materials via the internet. All shareholders of record will receive from us a Notice Regarding Internet Availability of Proxy Materials. If you are a beneficial owner, you will receive a Notice from your bank, broker or other nominee. The Notice will be mailed on or about March   , 2010.

On the date of mailing of the Notice, shareholders will be able to access all of the proxy materials on www.proxyvote.com, the web site referred to in the Notice. The proxy materials will be available free of charge. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our 2009 Annual Report) over the internet. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice and would like to receive printed copies of the proxy materials, you should follow the instructions in the Notice for requesting such materials.

Beneficial owners that request a printed copy of the proxy materials also may receive a voting direction card and voting instructions from their bank, broker or other nominee. Those beneficial owners may mail the voting direction card, or may vote by telephone or over the internet as instructed by their bank, broker or other nominee.

How do I vote?

Shareholders of record may vote using any of the methods described below. If your shares are held in the name of a bank, broker or other nominee, your nominee will provide you with voting instructions.

By Internet or Telephone.  Our internet and telephone voting procedures for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions are properly recorded.

You may access the internet voting site at www.proxyvote.com to complete an electronic proxy card. Please have your Notice in hand when you go online. You will receive instructional screen prompts to guide you through the voting process. You also will have the ability to confirm your voting selections before your vote is recorded.

You can vote by calling toll free 1-800-690-6903 within the U.S., Canada and Puerto Rico. Please have your Notice in hand when you call. You will receive voice prompts to guide you through the process, and will have an opportunity to confirm your voting selections before your vote is recorded.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m., eastern time, on May 10, 2010.

The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your bank, broker or other nominee. You should follow the voting instructions in the materials that you receive from your nominee.

By Mail.  If you request a paper copy of the proxy materials, you should mark, date and sign the proxy card and return it in the postage-paid envelope provided. The named proxies will vote any signed but unmarked proxy cards per the Board’s recommendations. If you are a shareholder of record and the prepaid envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In Person at the Annual Meeting.  All shareholders may vote in person at the annual meeting. Voting your proxy by internet, telephone or mail does not limit your right to vote at the annual meeting. You also may be represented by another person at the annual meeting by executing a legally valid proxy designating that person to vote on your behalf.

If you are a beneficial owner of shares, you must obtain a legally valid proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote at the annual meeting. A legally valid proxy is an authorization from your bank, broker or other nominee to vote the shares held in the nominee’s name that satisfies Florida and SEC requirements for proxies.

Can I change or revoke my proxy vote?

Yes. If you are a shareholder of record, you can change your proxy vote or revoke your proxy at any time before the annual meeting by:

•	entering a new vote over the internet or by telephone;

•	returning a signed proxy card with a later date;

•	notifying our Corporate Secretary in writing at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202; or

•	submitting a written ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the annual meeting if you obtain a legally valid proxy from the shareholder of record as described in the answer to the previous question.

Your personal attendance at the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.

What if I return my proxy or voting direction card but do not provide voting instructions?

Proxies and voting direction cards that are signed and returned but do not contain voting instructions will be voted:

•	“For” the election of the seven director nominees;

•	“For” the amendment of our Articles of Incorporation;

•	“For” the approval of our 2009 Employee Stock Purchase Plan;

•	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year; and

•	In the best judgment of the named proxies on other matters properly brought before the annual meeting.

How many shares or votes must be present to hold the annual meeting?

In order for us to conduct our annual meeting, a majority of the shares outstanding and entitled to vote as of March 15, 2010 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly return a proxy by internet, telephone or mail. We will count abstentions and broker non-votes (as defined below) for purposes of determining a quorum.

Will my shares be voted if I do not provide my proxy or voting direction card?

If you are a shareholder of record, your shares will not be voted unless you provide a proxy or vote in person at the annual meeting. If you hold shares through an account with a bank, broker or other nominee and you do not provide voting instructions on a voting direction card, your shares may still be voted on certain matters.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote shares on routine matters for which their customers do not provide voting instructions at least 10 days before the meeting. The approval of the amendment to our Articles of Incorporation and the ratification of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year are considered routine matters. The election of directors and the approval of the 2009 Employee Stock Purchase Plan are not considered routine matters. If a proposal is not routine and the brokerage firm does not receive voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. Shares that a broker is not authorized to vote are known as “broker non-votes.” We do not count broker non-votes as votes for or against any proposal. Broker non-votes, however, count for quorum purposes.

What is an abstention?

An “abstention” will occur at the annual meeting if you mark your vote for Proposal 2, 3 or 4 as “abstain” or if you attend the annual meeting, but do not vote on any proposal or other matter which is required to be voted on by our shareholders at the annual meeting. We do not count abstentions as votes for or against any proposal. Abstentions, however, count for quorum purposes.

What vote is required to approve each proposal?

Proposal 1:	The plurality of the votes cast at the annual meeting will determine the election of the directors. This means that the seven nominees receiving the highest number of votes will be elected.

Proposal 2:	The amendment of our Articles of Incorporation will be approved if the number of votes cast at the annual meeting for the approval of the amendment exceeds the number of votes cast at the annual meeting against the approval of the amendment.

Proposal 3:	Our 2009 Employee Stock Purchase Plan will be approved if the number of votes cast at the annual meeting for the approval of the Plan exceeds the number of votes cast at the annual meeting against the approval of the Plan.

Proposal 4:	KPMG LLP will be ratified as our independent registered public accounting firm for the 2010 fiscal year if the number of votes cast at the annual meeting for ratification exceeds the number of votes cast at the annual meeting against ratification.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections for the annual meeting.

Who pays for the costs of this proxy solicitation?

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

What is “householding,” and how does it affect me?

If you and other residents at your mailing address are beneficial owners of shares held in street name, your bank, broker or other nominee may have given you notice that each household will receive only one annual report and proxy statement or Notice, as applicable, for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of our Notice will be sent to that address.

If you wish to receive your own Notice for this year or for future years, or if you share an address with another shareholder and would like to receive only one Notice, please contact our Corporate Secretary at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 (904-301-4200), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the revocation notice is received.

Can I receive paper copies of your proxy materials, including the 2009 Annual Report?

If you would like a paper copy of our proxy statement, proxy card and 2009 Annual Report (which includes our 2009 Form 10-K), we will provide them without charge, upon request, to any holder of record or beneficial owner of common stock entitled to vote at the annual meeting. Requests for paper copies should be made by telephone or over the internet according to the instructions provided in the Notice.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of this proxy statement, you will find information about the Company, including our Board, charters of Board committees, excerpts from our Amended and Restated Articles of Incorporation and Bylaws, Code of Conduct and Governance Principles and Policies at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). Our filings with the SEC, including our 2009 Annual Report on Form 10-K and this proxy statement, and information about insider transactions are available on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking “SEC filings” under the “Investor Relations” link (or you may access this information directly at http://ir.joe.com/sec.cfm). Additional information about insider transactions may be found on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking “Insider Transactions” under the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/transactions.cfm).

Shareholders may obtain, without charge, paper copies of any of the above documents by writing to: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, Attn: Investor Relations.

II.  Proposals

Proposal No. 1
Election of Directors

Information About the Nominees

Seven directors are to be elected at the annual meeting to serve on our Board of Directors, and the nominees are described below. Each director elected at the annual meeting will hold office until the next annual meeting and the election of a successor. All of the nominees are current directors of the Company. Each has agreed to be named in this proxy statement and to serve if elected. Dr. Adam W. Herbert, Jr., one of our current directors, declined to stand for re-election due to his retirement from the Board.

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time in the last five years and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board to determine that the person should serve as one of our directors.

Michael L. Ainslie Director since 1998 Age 66	Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President and Chief Executive Officer of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as Chairman Emeritus of the Posse Foundation and Chairman of the Board of Lehman Brothers, Inc.

Mr. Ainslie has extensive executive experience in diverse, complex businesses, including companies with real estate investments and operations. He also has public company experience, including in the areas of executive compensation and risk assessment and oversight.

Hugh M. Durden Director since 2000 Chairman since 2008 Lead Director from 2003 to 2008 Age 67	Mr. Durden has served as Chairman of the Board of the Company since August 2008, and he served as Lead Director from 2003 to 2008. He has also served as Chairman of The Alfred I. duPont Testamentary Trust since January 2005. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as President of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, Chairman of the EARTH University Investment Committee and a director of Web.com Group, Inc., a website design and internet services company.

Mr. Durden has gained valuable leadership skills from his extensive executive experience in major organizations. Also important is the expertise he has acquired in the areas of strategic planning and corporate governance. Mr. Durden also has current public company experience.

Thomas A. Fanning Director since 2005 Age 53	Mr. Fanning is the Chief Operating Officer of The Southern Company, previously serving as its Executive Vice President and Chief Financial Officer from 2003 through 2007. He has held various other management positions with The Southern Company and its affiliates since 1980, including serving as Chief Executive Officer of Gulf Power Company from 2002 to 2003, and Chief Financial Officer of Georgia Power Company from 1999 to 2002. Mr. Fanning also serves as a trustee of the Southern Center for International Studies and as a member of The Georgia Institute of Technology Alexander Tharpe Athletic Board and Management College Board.

Mr. Fanning has current executive experience in a large, complex organization operating in a highly regulated industry. Especially important are the extensive skills he has acquired in the areas of financial reporting and risk assessment and oversight.

Wm. Britton Greene Director since 2008 Age 55	Mr. Greene has served as Chief Executive Officer of the Company since May 2008 and as President since October 2007. He was promoted to Chief Operating Officer in August 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene is a current Trustee and past president of The St. Joe Community Foundation, a member of the Florida Council of 100, a member of the University of Florida Real Estate Advisory Board, a director of the University of North Florida Foundation and a director of the Gulf Coast Aerospace Alliance.

Mr. Greene has extensive real estate experience, including valuable operational experience successfully managing various areas of our business. Mr. Greene’s strong real estate background and current executive role provide unique insights regarding the Company’s strategies and operations.

Delores M. Kesler Director since 2004 Age 69	Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and Chief Executive Officer of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc. (now MPS Group, Inc.), a strategic staffing, consulting and outsourcing company, and served as its Chairman and Chief Executive Officer from 1978 until her retirement in 1997. Ms. Kesler currently serves as the Chairman of the Board of PSS World Medical, Inc., a distributor of medical products.

Having built a large, successful business, Ms. Kesler has valuable entrepreneurial and organizational management skills. She also has current public company experience, including board leadership roles.

John S. Lord Director since 2000 Age 63	Mr. Lord has served as the Chairman of The Nemours Foundation since 2007. He retired as President of Bank of America - Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 20 years. Mr. Lord has served as a trustee of The Alfred I. duPont Testamentary Trust and a director of The Nemours Foundation since 2000. Mr. Lord also serves as a director of ABC Fine Wine and Spirits, an Overseer at the Crummer School of Business at Rollins College in Winter Park, Florida and a member of the Florida Council of 100.

Mr. Lord has extensive executive experience in major organizations and has valuable expertise with financial issues and risk assessment and oversight. Also important are the professional connections Mr. Lord maintains through his involvement in a prominent state civic group.

Walter L. Revell Director Since 1994 Age 75
Mr. Revell has been Chairman of the Board and Chief Executive Officer of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and Chief Executive Officer of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, Chief Executive Officer and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning and data communications; and NCL Corporation Ltd., the holding company for Norwegian Cruise Line and other brands. Mr. Revell is also a member of the Florida Council of 100. Mr. Revell formerly served as a director of Rinker Group Limited, an international manufacturer and supplier of heavy building materials, and Calpine Corporation, an electric power producer.

Mr. Revell has extensive executive and board experience from many years of service in the public and private sectors. Through this service he has acquired a deep network of valuable business and personal contacts in the Company’s area of operations. He also has unique institutional knowledge and perspective gained from his long tenure with the Company.

The Board recommends the shareholders vote FOR election of each of the seven director nominees listed above to serve until the next annual meeting and the election of a successor.

Proposal No. 2
Amendment of Articles of Incorporation

Article VI of our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), requires that we have at least nine but no more than 15 directors. The exact number of directors is established annually by the Board of Directors. The Board proposes to amend our Articles of Incorporation by eliminating the provisions regarding the number of directors of the Company.

If the amendment to the Articles of Incorporation is approved by the shareholders, the Board will amend the Company’s Bylaws to require that the Company have at least five directors. If the amendment is not approved, the Governance and Nominating Committee will seek two additional director candidates.

The Board believes the proposed amendment to the Articles of Incorporation is in the best interests of the Company. The proposed amendment would provide the Board greater flexibility to use its discretion to establish an appropriate number of directors from time-to-time based on the needs of the Company and the availability of qualified candidates.

The Board recommends the shareholders vote FOR the amendment of our Articles of Incorporation to eliminate the provisions regarding the number of directors of the Company.

Proposal No. 3
Approval of the 2009 Employee Stock Purchase Plan

Overview

The St. Joe Company 2009 Employee Stock Purchase Plan (the “Plan”) was unanimously adopted by the Board of Directors on July 16, 2009, subject to approval by our shareholders. The Plan is designed to encourage employees to become shareholders and to increase their ownership of our common stock by providing employees with an opportunity to purchase our common stock at a discounted price through payroll deductions.

The Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and to assure the participants of the tax advantages provided thereby. In order for the purchase of stock under the Plan to qualify for this treatment, the Plan must be approved by our shareholders within 12 months of the Plan’s adoption. If the Plan is not approved, we will reconsider whether or not to continue providing this benefit to employees.

The full text of the Plan is set forth in Appendix A to this Proxy Statement, and the description of the Plan set forth herein is qualified in its entirety by reference to the full text of the Plan.

Summary of the Plan

Administration.  The Plan is administered by the Compensation Committee of the Board of Directors. The Committee’s interpretations and decisions with respect to the Plan are final and conclusive. The Committee has the authority to delegate administration of the Plan to one or more of our employees.

Eligibility.  Participation in the Plan is limited to full-time employees who have at least 90 days of continuous service and who complete the applicable enrollment procedures. Part-time employees (employees working 20 hours per week or less) and seasonal employees (employees whose customary employment is for five months or less in any year) are not eligible to participate in the Plan. We have approximately 140 employees, including officers, who are eligible to participate in the Plan. Non-employee directors are not eligible participants.

Authorized Shares.  A total of 70,000 shares of our common stock will be authorized for issuance or purchase under the Plan. Any shares of common stock delivered under the Plan may be newly issued shares, treasury shares or shares purchased in the open market. Consistent with past practice, we presently intend to purchase shares in the open market for delivery under the Plan.

The number of shares of common stock initially authorized for issuance under the Plan is subject to adjustment by the Compensation Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction.

Participation.  Generally, an employee must provide 30 days advance notice to elect to participate in the Plan, to change an election under the Plan or to cease participating in the Plan. Once an employee has properly elected to enroll in the Plan, funds will be deducted from the employee’s payroll over the course of each calendar month in accordance with the employee’s election (each month is referred to in the Plan as an “Accumulation Period”). Payroll deductions must be at least 1% but not more than 50% of an employee’s base salary. On the last business day of each month (referred to in the Plan as an “Investment Date”) the custodian of the Plan will acquire shares of common stock for the employee using the accumulated payroll deductions.

Shares purchased will be maintained in a separate investment account for each participant. Participants may at any time, subject to Company policies regarding trading in Company stock, direct the custodian to sell all or any portion of the shares held in that participant’s investment account and to remit the proceeds to the participant. Alternatively, the participant may choose to have the shares transferred to a brokerage account designated by the participant.

Discounted Purchase Price.  Participants in the Plan may purchase shares of our common stock at a discount. The price per share of the common stock sold to Plan participants will be 85% of the fair market value of such share on the applicable investment date. For shares purchased on the open market, the difference between the discounted purchase price paid by the participant and the fair market value of the shares purchased will be paid by the Company.

Limitation on Purchases.  The fair market value of the shares of the common stock which may be purchased by any participant under the Plan may not exceed $25,000 during any calendar year.

Amendment and Termination of the Plan.  The Compensation Committee may amend the Plan at any time. Without approval of shareholders, however, no such amendment may increase the aggregate number of shares reserved under the Plan, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation. The Compensation Committee may also terminate the Plan at any time.

Summary of U.S. Federal Income Tax Consequences

The Plan, and the right of participants to make purchases under the Plan, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

If the shares are sold or otherwise disposed of more than two years from the investment date, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to the discount offered on the purchase. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of the holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent that ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Plan. Reference should also be made to the applicable provisions of the Code.

New Plan Benefits

Since the amount of benefits to be received by each participant is determined by his or her elections to participate and to purchase shares under the Plan at various future dates, the amount of future benefits to be allocated to any individual or group of individuals under the Plan is not determinable.

No executive officer participated in the Plan or the prior employee stock purchase plan during 2009. All non-executive officer employees as a group purchased an aggregate of 11,797 shares under the Plan and our prior employee stock purchase plan during 2009.

Existing Equity Compensation Plan Information

The following table summarizes the number of shares of our common stock available for issuance under our existing equity compensation plans as of December 31, 2009:

Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in the First Column)

Equity compensation plans approved by security holders	531,856	$35.37	1,994,249
Equity compensation plans not approved by security holders	—	—	—

Total	531,856	$35.37	1,994,249

For additional information regarding our existing equity compensation plans, refer to Note 2 to our consolidated financial statements under the heading “Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

Board of Directors Recommendation

The Board recommends the shareholders vote FOR approval of The St. Joe Company 2009 Employee Stock Purchase Plan.

Proposal No. 4
Ratification of Appointment of Independent Registered
Public Accounting Firm

The Audit and Finance Committee has appointed the firm of KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2010 fiscal year and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit and Finance Committee will reconsider the appointment.

KPMG LLP has served as our independent accountants since 1990. A representative of KPMG LLP will be present at the annual meeting to answer pertinent shareholder questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2009 engagement, see “Independent Registered Public Accounting Firm Information” on page 21.

The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

Other Matters

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote your shares in accordance with their own judgment in such matters.

III. Corporate Governance and Related Matters

Governance Principles and Policies

Our Board of Directors has adopted corporate governance principles and policies to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of the Company’s governance at least once a year.

Our corporate governance principles address the role of the Board, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, management succession, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the NYSE and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.

The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth for the benefit of our shareholders. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	We do not make loans to directors or executive officers.

•	We do not backdate or reprice stock options.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its committees and each of the directors.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their holdings.

•	None of the directors, executive officers or the Company may trade in our securities during any “blackout period” in which participants in our individual account plans (e.g., 401(k) plan and employee stock purchase plan) are not permitted to trade their shares of Company stock held in such plans.

•	Our directors and their affiliates may not engage in “shorting” our stock or lend any of their shares to others to be used for such purposes.

•	Our directors will not sell any stock they receive in compensation for their services as directors, except for that number of shares necessary to pay any taxes that become due and payable upon the exercise of options or the lapse of restrictions on restricted stock, until the earlier of five years or the termination of their service on the Board.

Code of Conduct

Our Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code of Conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each employee and member of the Board is expected to contribute to the care and preservation of that asset. Our Code of Conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers. Our directors review the Code of Conduct annually to ensure that it appropriately addresses the business practices of the Company.

Our corporate governance principles and policies and our Code of Conduct are available on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). We intend to post on our website information regarding any amendment to the Code of Conduct or any waiver granted under the Code of Conduct covered by Item 5.05 of Form 8-K. Please note that the information on our website is not incorporated by reference in this proxy statement.

Copies of our corporate governance principles and policies and our Code of Conduct are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, Attn: Corporate Secretary.

The Board and its Committees

The Board met nine times in 2009. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he or she served in 2009. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. Mr. Durden, our Chairman of the Board, presides during such sessions. Board members are expected to attend our annual meetings. At our 2009 annual meeting, all members of the Board were present.

Leadership Structure

The Board of Directors has determined that, at this time, having an independent director serve as Chairman of the Board is in the best interests of the shareholders. The Board elected an experienced, independent Chairman in 2008 in connection with the departure of a long-serving Chairman and CEO and the transition of Mr. Greene into the CEO role. The Board believes that our independent Chairman serves as a valuable resource and sounding board for Mr. Greene during the current difficult operating environment. This structure also ensures a greater role for the independent directors in the oversight of the Company. The Board will continue to evaluate this structure from time to time.

Director Independence

The Board annually determines the independence of directors based on a review by the directors and the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee considers director independence when making its recommendations regarding director nominees. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

To evaluate the materiality of any director relationship with the Company, the Board applies the categorical independence standards found in the NYSE listing guidelines. The NYSE guidelines state that a director will not be deemed independent in any of the following circumstances:

•	Employment. During the past three years, the director has been an employee, or an immediate family member of the director has been an executive officer, of the Company.

•	Compensation. The director has received, or an immediate family member of the director has received, during any 12 month period within the last three years, more than $120,000 in direct compensation from the Company, other than director fees.

•	Certain Relationships with Auditors. (A) The director is a current partner or employee of our independent auditor (KPMG LLP); (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•	Compensation Committee Interlocks. The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our current executives at the same time serves or served on that company’s compensation committee.

•	Certain Relationships with Other Companies. The director is employed by, or an immediate family member of the director is an executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	Charitable Contributions. The NYSE listing standards emphasize that the Board should consider any donations to a charitable organization for which a director serves as an executive officer in evaluating the director’s independence generally. The Company must disclose certain significant contributions to a charitable organization (in excess of $1 million or 2% of the organization’s gross revenues) for which a director serves as an executive officer.

In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director or an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence. This categorical standard for independence may be found in our Governance Principles on our website at www.joe.com by clicking “About JOE” at the top of the page, then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governanceprinciples.cfm).

Members of the Audit and Finance Committee, Compensation Committee and Governance and Nominating Committee must also meet all applicable independence tests of the NYSE, the SEC and the Internal Revenue Service.

In January 2010, all directors completed questionnaires which asked them about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The responses to these questionnaires did not reveal any transaction or relationship between the directors and the Company requiring board consideration in connection with the determination of director independence.

Based on the review and recommendations of the Governance and Nominating Committee, the Board determined that all of the nominees, other than Mr. Greene, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. The Board also determined that all the members of the Audit and Finance, Compensation and Governance and Nominating Committees also meet the applicable independence tests.

Committees of the Board

The Board has the following three standing committees: Governance and Nominating Committee, Audit and Finance Committee and Compensation Committee. Each committee is further described below.

The Board of Directors has adopted a written charter for each committee. These charters are available on our website at www.joe.com by clicking “About JOE” at the top of the page,

then clicking the “Corporate Governance” link (or you may access this information directly at http://ir.joe.com/governance.cfm). Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of our Board committee charters are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, Attn: Corporate Secretary.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Mr. Lord (Chair), Mr. Ainslie, Mr. Durden, Dr. Herbert and Mr. Revell. Each member is independent as required by the NYSE. The Governance and Nominating Committee met twice in 2009. On April 1, 2010, Mr. Durden will become the Committee Chair, and Dr. Herbert will cease to serve on the Committee due to his retirement from the Board.

The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement our corporate governance principles; and

•	otherwise take a leadership role in shaping our corporate governance.

In fulfilling its duty to recommend nominees for election as directors, the Committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, the Company and our shareholders. In addition to diversity, the Committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with our image and reputation;

•	sufficient time and commitment to devote to our affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of our shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in the our Code of Conduct (i.e., relationships with competitors, suppliers, contractors or consultants).

The Governance and Nominating Committee has generally identified director candidates through the business relationships, experience and networking of our directors and executive officers. The Committee has not used professional search firms. When a potential candidate is identified, the Committee evaluates the candidate’s qualifications through candidate interviews and background checks.

The Governance and Nominating Committee would consider qualified candidates for director suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. Shareholders can suggest qualified candidates for director by writing to The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202, Attn: Corporate Secretary. Submissions that meet the criteria outlined above, on our website and in the Committee charter will be forwarded to the Chair of the Governance and Nominating Committee for further review and consideration.

The Governance and Nominating Committee conducts an annual assessment of the performance of the Board in which each director evaluates the effectiveness of the Board, its Committees and each director.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Mr. Fanning (Chair), Dr. Herbert, Ms. Kesler, Mr. Lord and Mr. Revell. Each of the Committee members is independent as required by the NYSE. During 2009, the Audit and Finance Committee met nine times. On April 1, 2010, Mr. Ainslie will become a member of the Committee, and Dr. Herbert will cease to serve on the Committee due to his retirement from the Board.

The primary functions of the Audit and Finance Committee are to:

•	engage, appoint, evaluate and compensate the independent registered public accounting firm, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent registered public accounting firm;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements;

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published;

•	monitor our capital requirements and review and provide guidance to the Board and management about all proposals concerning our major financial policies; and

•	monitor risks that may affect the Company.

The Board has determined that:

•	each member of the Audit and Finance Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Messrs. Fanning, Lord and Revell are audit committee financial experts, as defined by the rules of the SEC.

See the “Audit and Finance Committee Report” on page 20 for more information on the responsibilities of the Audit and Finance Committee.

Compensation Committee

The current members of the Compensation Committee are Mr. Ainslie (Chair), Mr. Durden, Mr. Fanning and Ms. Kesler. The Committee met seven times in 2009. Each member is independent as required by the NYSE. On April 1, 2010, Mr. Lord will become a member and the Chair of the Committee, and Mr. Ainslie will cease to serve on the Committee.

The Compensation Committee reviews and approves compensation and benefits for our senior officers, reviews and approves director compensation and supervises the administration of all employee benefit plans.

Committee agendas are established in consultation with the Committee chair, the Committee’s compensation consultant and management. The Committee meets in executive session following each regular meeting to discuss compensation issues.

The Committee has engaged a compensation consulting firm, Towers Watson, to advise the Committee on evaluating executive and director compensation programs and in setting executive and director compensation. Towers Watson has advised the Committee since May 2005. A senior representative from Towers Watson participates in most Committee meetings and is available between meetings to act as a resource for the Committee and management. The use of a compensation consultant provides additional assurance that our compensation programs are reasonable and consistent with Company objectives and balanced with the marketplace where we compete for talent. The consultant also provides valuable information and advice regarding compensation trends and best practices, plan design and the appropriateness of individual awards. Additional discussion of the services provided by Towers Watson in 2009 may be found under “Peer Group Compensation Review” on page 26 and “Director Compensation in 2009” on page 56. Towers Watson did not provide any non-executive compensation consulting services to the Company in 2009.

Our President and CEO and Vice President — Human Resources and Corporate Development, in consultation with the Committee’s compensation consultant, formulate recommendations on base salaries, bonus awards and equity incentives for senior officers (other than the CEO). The President and CEO provides the Committee with a performance assessment for each of the other senior officers in order to assist the Committee in making decisions with respect to compensation recommendations. The Committee performs an annual written assessment of the performance of our President and CEO.

The President and CEO, the Executive Vice President and CFO, the Vice President — Human Resources and Corporate Development and our Senior Vice President, Corporate Counsel and Secretary generally attend Committee meetings but are not present for the executive sessions or for any specific discussion of their own compensation.

See the “Compensation Discussion and Analysis” on page 24, the “Compensation Committee Report” on page 34 and “Compensation Committee Interlocks and Insider Participation” on page 34 for more information regarding the Compensation Committee.

Oversight of Risk Management

The Company is exposed to a number of significant risks and members of senior management, including our President and CEO and our Executive Vice President and CFO, meet quarterly to update and evaluate these risks, identify new or emerging risks, and discuss strategies to manage them effectively. A member of senior management is assigned to monitor and manage each identified risk. This process is facilitated by our risk manager, who reports directly to the Chair of the Audit and Finance Committee, with day-to-day administrative oversight by the Executive Vice President and CFO.

The Board and its Committees oversee our risk management program. Each quarter the Audit and Finance Committee reviews and discusses with management an update regarding the Company’s overall risk profile. Each identified risk is also assigned to one of the Board Committees or the full Board for in-depth discussion and review on an annual basis. Matters discussed at Committee meetings are also reported to the full Board by the Committee Chairs at meetings of the Board.

The Compensation Committee has also reviewed the compensation policies and practices for our employees and has determined that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Contacting the Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Durden, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202; or

•	by telephone at 800-571-4840 or 904-301-4272.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit and Finance Committee for review.

Audit and Finance Committee Information

Audit and Finance Committee Report

The role of the Audit and Finance Committee is to provide independent and objective oversight of the Company’s accounting and financial reporting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management and our independent registered public accounting firm, KPMG LLP. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with KPMG LLP its independence.

Finally, the Committee also has discussed with management the non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-

audit services by KPMG LLP to the Company is consistent with maintaining KPMG LLP’s independence. The Committee has concluded that such services do not impair KPMG LLP’s independence and has advised them of that conclusion.

All members of the Audit and Finance Committee are financially literate under applicable NYSE rules, and Messrs. Fanning, Lord and Revell are audit committee financial experts as defined by the rules of the SEC. As described in the Audit and Finance Committee Charter, the Committee’s responsibility is one of oversight. Members of the Committee rely on the information provided to them and on the representations made by management, internal auditors and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

Approved and submitted by the Audit and Finance Committee:

Thomas A. Fanning, Chair
Dr. Adam W. Herbert, Jr.
Delores M. Kesler
John S. Lord
Walter L. Revell

Engagement of the Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Registered Public Accounting Firm Information

In accordance with Audit and Finance Committee policy and legal requirements, all services to be provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit and Finance Committee prior to engagement. In most cases, pre-approval is provided by the full Audit and Finance Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit and Finance Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit and Finance Committee is then informed of each such service.

The following table sets forth fees billed to the Company by KPMG LLP in or for the fiscal years 2009 and 2008. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years, and the aggregate fees included in each of the other categories are fees billed in the fiscal years. All fees described in the table below were approved by the Audit and Finance Committee in accordance with our pre-approval policy.

	2009	2008

Audit Fees[1]	$908,500	$1,069,365
Audit-Related Fees[2]	-0-	50,000
Tax Fees[3]	219,935	275,065
All Other Fees	-0-	-0-

Total Fees	$1,128,435	$1,394,430

[1]	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of our consolidated financial statements and the audit of our internal controls over financial reporting, as well as services provided in connection with SEC filings.

[2]	Audit-related fees include fees for the review of our accounting treatment of certain installment sale transactions and related installment note monetizations.

[3]	Tax fees consist of fees for tax compliance and tax consultation services.

KPMG LLP also served as independent auditors for The St. Joe Community Foundation (the “Foundation”) in 2008. The Foundation paid KPMG LLP audit fees in the amount of $11,500 during 2008. The Foundation also paid KPMG LLP fees for tax services in the amount of $3,250 in 2008.

KPMG LLP also serves as independent auditors for three joint ventures in which the Company is a partner. These joint ventures paid KPMG LLP audit fees in the amount of $46,500 in 2009 and $59,000 in 2008; and tax fees of $9,000 in 2009 and $5,700 in 2008.

Certain Relationships and Related Transactions

Related Person Transactions Policy and Procedures.  The Board has adopted a policy prohibiting transactions involving the Company and its employees, officers and directors (“related persons”), with certain exceptions. The policy is part of our Code of Conduct. The policy states that related persons may not have any direct or indirect material interest in any transaction, arrangement or relationship in which the Company, or a competitor of the Company, is a participant. Indirect interests include those through (1) an immediate family member; (2) any person acting on the related person’s behalf; or (3) any entity in which the related person or any of his or her immediate family members are an employee, officer, partner or principal or with which a related person or his or her immediate family members have a significant business relationship.

Our policy prohibiting related person transactions does not apply to interests in transactions arising from (1) arms-length purchases or sales of goods, real property or services; (2) a related person’s position as a director of another corporation or organization that is a party to the transaction; (3) the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and (4) our benefit policies and programs.

Executive officers must disclose to the compliance officer any proposed related person transaction. The compliance officer will then report such proposed transaction to the Board. For related person transactions involving a director, the director must notify the Chairman of the Governance and Nominating Committee and the compliance officer, who will then bring the matter before the full Board. The Board will resolve any conflict of interest question involving an executive officer or director without compromising the Company’s interests. During its review, the Board will consider the nature of the related person’s interest in the transaction; the material terms of the transaction; whether or not the transaction would qualify for an exception to the policy; and any other matters the Board deems appropriate. Any director or executive officer involved in the transaction would be recused from all discussions and decisions about the transaction.

Our legal staff is primarily responsible for the development and implementation of processes and controls to monitor and obtain information with respect to related person transactions. Although shareholders are not subject to our Code of Conduct, we do apply the policy against related person transactions to shareholders owning five percent or more of our outstanding common stock.

Reportable Transactions.  There are no reportable transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports with the SEC reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company. We believe all such reports were timely filed during 2009.

Shareholder Proposals for the 2011 Annual Meeting

You may submit proposals on matters appropriate for shareholder action for the 2011 Annual Meeting of Shareholders. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the 2011 annual meeting must be received by our Corporate Secretary at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 as follows:

1.	Pursuant to our Bylaws, a shareholder proposal or a director nomination must be received no sooner than November , 2011 and no later than December , 2011, to be eligible to be presented from the floor for vote at the meeting (but not included in our 2011 proxy statement), or

2.	Pursuant to the rules of the SEC, the proposal must be received by December , 2011, to be eligible for inclusion in our 2011 proxy statement.

IV. Executive Compensation and Other Information

Executive Officers

Wm. Britton Greene, 55, has served as Chief Executive Officer of the Company since May 2008 and as President since October 2007. He was promoted to Chief Operating Officer in August 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene is a current Trustee and past president of The St. Joe Community Foundation, a member of the Florida Council of 100, a member of the University of Florida Real Estate Advisory Board, a director of the University of North Florida Foundation and a director of the Gulf Coast Aerospace Alliance.

William S. McCalmont, 54, has served since May 2007 as Chief Financial Officer and was promoted to Executive Vice President in January 2009. Prior to joining the Company, Mr. McCalmont served as Executive Vice President and Chief Financial Officer of Ace Cash Express, Inc. from August 2003 to January 2007 and as a member of a real estate consulting group from January 2002 to August 2003. From September 2000 to August 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces, Inc., which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2002. Previously, Mr. McCalmont served in senior management positions with Harrah’s Entertainment, Inc., La Quinta Inns, Inc., FelCor Suite Hotels, Inc. and Embassy Suites, Inc. Mr. McCalmont is a director of LaSalle Hotel Properties, a real estate investment trust, and a Trustee of The St. Joe Community Foundation.

Due to the decreased size and scope of operations of the Company, the two officers described above are our only executive officers. They are included in the “Summary Compensation Table” on page 35 and are sometimes referred to herein as our “named executives.” In addition, Christine M. Marx, our former General Counsel and Secretary, and Stephen W. Solomon, our former Senior Vice President and Treasurer, served as executive officers for 2009 and are also included as named executives pursuant to SEC rules.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) contains a discussion of our compensation policies and practices and the material elements of compensation awarded to the named executives for 2009.

Business Background

We are one of the largest real estate development companies in Florida. We own approximately 577,000 acres concentrated primarily in Northwest Florida and are engaged in residential and commercial real estate development and rural land sales. We also have significant interests in timber.

Our business, financial condition and results of operations continued to be materially adversely affected during 2009 by the ongoing real estate downturn and economic recession in the United States. These adverse conditions included, among others, high unemployment, lower family income, lower consumer confidence, a large number of foreclosures and homes for sale, increased volatility in the availability and cost of credit, shrinking mortgage markets, unstable financial institutions, lower valuation of retirement savings accounts, lower corporate earnings, lower business investment and lower consumer spending.

This challenging environment has exerted negative pressure on the demand for all of our real estate products. Despite these challenging conditions, we successfully continued our efforts to reduce cash expenditures, eliminate expenses, increase our financial flexibility and develop strategic relationships. We accomplished important strategic objectives in 2009 to help position the Company for the future, including the following:

•	We entered into a strategic alliance agreement with Southwest Airlines to facilitate the commencement of low-fare air service beginning in May 2010 to the new Northwest Florida Beaches International Airport under construction in Northwest Florida. We expect that the connectivity Southwest brings to the region will stimulate tourism, economic development, job growth and real estate absorption in our projects across Northwest Florida.

•	We signed agreements with The Haskell Company, TranSystems Corporation and CB Richard Ellis Group, Inc. to masterplan and market for joint venture, lease or sale certain land adjacent to the new airport.

•	We implemented a tax strategy to benefit from the sale of certain non-strategic assets at a loss. Under federal tax rules, losses from asset sales realized in 2009 can be carried back and applied to taxable income from 2007, which will result in a sizable federal income tax refund in 2010. Assets sold as part of this strategy included the remaining assets of our Victoria Park community in Deland, Florida and our St. Johns Golf & Country Club outside of Jacksonville, Florida.

•	We increased our cash position by $48.3 million to $163.8 million and reduced debt by $10.1 million as compared to December 31, 2008.

•	We annuitized approximately $93 million of pension plan liabilities by transferring approximately $101 million of the plan assets to an insurance company.

•	We extended the maturity of our revolving credit facility to September 19, 2012 and increased the commitments to $125 million from $100 million.

Compensation Objectives

In the difficult and challenging operating environment of recent years, our compensation program has been focused primarily on retaining key executives while motivating them to optimize the operational performance of the Company and focus on long-term value creation for our shareholders. For these reasons, our compensation program is designed to:

•	reward executive officers who have contributed in substantive ways to the success of the Company and the creation of long-term shareholder value;

•	retain executive officers that meet or exceed the Company’s performance standards; and

•	provide executive officers with an ownership stake in the Company in order to align their interests with those of shareholders.

To accomplish these objectives, we have implemented a compensation program for our executive officers consisting of base salaries, annual performance-based cash bonuses, equity awards and certain retirement, health and welfare benefits. Each element of total compensation is linked to a compensation objective:

•	base salaries and fringe benefits are intended to retain talented individuals;

•	annual cash bonuses are designed to promote and reward outstanding short-term performance based on pre-determined Company goals; and

•	equity awards are intended to align the financial interests of executive officers with shareholders, to promote sustained long-term performance, to reward executive officers for such performance and to motivate them to stay with the Company.

Peer Group Compensation Review

As part of our analysis in determining executive officer compensation, we look to compensation practices at other companies to determine if we are in-line with market compensation practices. In 2009, with the assistance of the Compensation Committee’s compensation consultant, Towers Watson, we created a peer group of companies with significant real estate or real estate-related activities, such as development companies, large property owners, companies with significant timber holdings, homebuilders and real estate investment trusts. We believe that these types of companies employ management with similar skillsets as our management team, and they could be competitors for executive talent. Importantly, we also included only public companies in the peer group as there are management issues and concerns unique to operating as a public company. Finally, we limited the peer group to public companies with a market capitalization in the range of one-half to two times the market capitalization of our Company as we believe that companies of a similar size would be more likely to experience similar strategic and operational goals and challenges.

The companies in the peer group included the following:

AMB Property Corporation (AMB),
Developers Diversified Realty Corporation (DDR),
Duke Realty Corporation (DRE),
Highwoods Properties, Inc. (HIW),
Jones Lang LaSalle Incorporated (JLL),
Kimco Realty Corporation (KIM),
The Macerich Company (MAC),
MDC Holdings Inc. (MDC),
NVR, Inc. (NVR),
Plum Creek Timber Company, Inc. (PCL),
Regency Centers Corporation (REG),
Rayonier Inc. (RYN),
Toll Brothers Inc. (TOL), and
WP Carey & Co. LLC (WPC).

Towers Watson compiled summary compensation data for the peer group for our review. We reviewed the information for general comparative purposes, but did not establish any formal benchmarks or guidelines. After review, we determined that our compensation practices are generally consistent with the practices of the peer group and no immediate changes were made in our compensation practices as a result of the review.

Internal Pay Equity

Factors Considered.  When structuring the compensation levels of the named executives as compared to each other, we consider various factors, including the following:

•	the level of the named executive’s operational and organizational responsibility;

•	the relative importance of the named executive’s operational and organizational specialty in our business and corresponding premiums associated with hiring the best in class with those specialties with higher relative importance;

•	the breadth and scope of the named executive’s responsibilities as we have consolidated our business and management team;

•	pay levels at other companies for comparable executive positions;

•	the source or talent pool from which the named executive was recruited;

•	the availability of other candidates qualified to fill the named executive’s position;

•	the named executive’s possible exposure to personal legal liability arising from his or her position; and

•	the named executive’s performance during the time in the position.

In addition, current market dynamics may exert pressure from time to time as competing organizations attempt to attract talented individuals with the skills to navigate the challenges related to the real estate and economic downturn. Such methods could include recruiting executives with underwater stock options to a competing company with large stock option grants offered at lower stock prices.

Discussion of Named Executives.  As President and Chief Executive Officer, Mr. Greene’s total compensation is significantly higher than the other named executives. See the “Summary Compensation Table” on page 35. Mr. Greene has been with the Company since 1998 and has gained extensive experience successfully managing various aspects of our business. This knowledge of the Company and depth of operational experience is valuable in his role as President and CEO, especially during the current challenging real estate operating environment. Mr. Greene’s compensation reflects our desire to retain his services and motivate his performance. Further, due to our successful cost-cutting measures, including significantly reduced headcount, Mr. Greene is required to exercise extensive direct oversight of many operational areas of the Company. In addition, as President and CEO, he holds the highest level of operational, organizational and strategic responsibilities within Company management and is exposed to personal legal liability (for example, signing annual and quarterly financial statement certifications).

As Executive Vice President and Chief Financial Officer, Mr. McCalmont’s 2009 compensation was also significantly higher than the other named executives. This difference reflects Mr. McCalmont’s critically important role in proactively managing and responding to our current challenging operating conditions. For example, Mr. McCalmont has been instrumental in reducing our cash expenditures, eliminating expenses and increasing our financial flexibility which better position the Company to withstand the difficult conditions in the economy and in our real estate markets. Mr. McCalmont has also assumed significant operational responsibilities, including management of the Company’s commercial, resort and clubs and information services operations. He is also exposed to personal legal liability (for example, signing annual and quarterly financial statement certifications).

The other current named executives were hired into roles with less operational responsibility or were promoted from more junior positions within the Company to assume greater responsibility over time.

Base Salaries

The base salaries of our named executives at December 31, 2009 (or in the case of Mr. Solomon, December 30, 2009, his date of termination) were as follows:

Name	Position	2009 Base Salary ($)
Wm. Britton Greene	President and Chief Executive Officer	700,000

William S. McCalmont	Executive Vice President and Chief Financial Officer	400,000

Christine M. Marx	Former General Counsel and Corporate Secretary	325,000

Stephen W. Solomon	Former Senior Vice President and Treasurer	291,500

Mr. Greene’s base salary was not increased in 2009. Mr. McCalmont received an approximately 11% base salary increase in 2009 in connection with his promotion to Executive Vice President in January 2009 and his increased operational responsibilities described above. The other named executives received only modest annual base salary increases at the same rates of increase awarded to other employees.

Although sizable base salaries are important for executive recruitment and retention, we believe having a significant, or even a majority, of an executive’s total compensation linked to the performance of the Company serves to more effectively align executives’ and shareholders’ interests. For 2009, the proportion of base salary to target total compensation for our named executives ranged from 26% (for Mr. Greene) to 44% (for Mr. Solomon).

Annual Performance-Based Bonuses

We adopted in 2009 an annual incentive plan designed to reward short term performance by linking cash bonus awards with the achievement of annual Company performance goals. We believe that making such compensation “at risk” provides significant motivation for increasing individual and Company performance.

Mechanics of the Plan.  In the past, we have had formulas for determining the payout under an award based on the percentage of goal achievement. This year, we purposefully moved away from formulas in favor of allowing the Committee to retain greater discretion regarding the evaluation of Company performance, the weighting of goal achievement and the degree of award payouts. We believed that this type of model would more accurately reflect the type of value-creation business initiatives and goals needed in the current difficult operating environment.

In early 2009, we assigned each named executive a designated target award calculated as a percentage of the named executive’s base salary. The target awards, expressed as a percentage of base salary with the corresponding dollar amount, were as follows: Mr. Greene, 100% ($700,000); Mr. McCalmont, 75% ($300,000); Ms. Marx, 65% ($211,250); and Mr. Solomon, 50% ($145,750). The actual awards could range from 0% to 100% of the target awards based on the Committee’s determination of the percentage achievement of the

Company’s performance goals. The Committee retained the discretion, however, to pay more than 100% of the target awards for exceptional Company performance.

2009 Performance Goals.  At the beginning of 2009, we expected that our real estate markets would continue to experience low levels of activity due to the ongoing real estate downturn, the credit crisis and recessionary economic conditions. In this difficult operating environment, we knew that we would need to focus on a variety of activities necessary to strengthen the Company to withstand the current adverse market conditions and to create long term shareholder value, none of which could be measured solely by traditional operating metrics such as earnings per share, revenues or EBITDA.

We could have used earnings or revenues goals for our short-term incentive plan, but we believe that such measures could have been detrimental to our long-term value creation efforts. For example, if we had used a revenues goal, we could have been incentivized to sell large tracts of rural land that could be more valuable to the Company and our shareholders in the future.

The performance goals established for the 2009 plan, the rationale behind the goals and the achievement of the goals, are described as follows:

1. Maintain a strong liquidity position consistent with the 2009 Business Plan. Specifically, we established a goal to end 2009 with at least $225 million of liquidity, including cash and available capacity on our revolving credit facility.

Rationale: With greatly diminished revenues and income from operations as a result of the current difficult operating environment, the creation and conservation of significant cash reserves are needed to sustain the Company. Focusing on cash as an operating metric also enables us to accomplish important strategic transactions, such as the disposition of non-strategic assets at a loss and the pension plan annuitization, which may generate non-cash accounting charges that could negatively impact our earnings, but that would nevertheless be beneficial to the Company.

Achievement: We significantly exceeded this goal by ending 2009 with liquidity of approximately $289 million, including approximately $164 million of cash and $125 million of available capacity on our revolving credit facility. In addition to the achievement of the quantitative goal, the Committee also qualitatively evaluated the measures taken by management to achieve this liquidity position, such as the disposition of non-strategic assets and the successful increase in the size of our revolving credit facility.

2. Position our lands in the West Bay Sector to be available for commercial and industrial customers and partners. In this area, we established specific goals for 2009 (i) to prepare at least 52 acres of shovel-ready parcels in the West Bay Sector Plan, and (ii) to assist the local airport authority in obtaining approval for an extension of the runway at the Northwest Florida Beaches International Airport to 10,000 feet.

Rationale: We own 71,000 acres in the West Bay Sector Plan in Bay County, Florida surrounding the new Northwest Florida Beaches International Airport, which is scheduled to open in May 2010. In order to realize benefits from the expected demand for our real estate adjacent to the new airport, it is critically important that we have commercial real estate sites ready and available for customers to purchase or lease. In addition, a 10,000 foot runway at the airport increases the universe of potential commercial users of the new airport.

Achievement: We achieved these goals by successfully assisting the local airport authority in obtaining the necessary approvals for the runway extension and by preparing 110 acres of shovel-ready parcels in the West Bay Sector Plan.

3. Execute at least one agreement that will promote economic development in the West Bay Sector.

Rationale: An important strategy of the Company is to engage third-parties that are willing to invest in the future of Northwest Florida, which will ultimately create value in our significant land holdings there. Currently, we are focusing our greatest efforts on stimulating economic development on our lands in the West Bay Sector adjacent to the new Northwest Florida Beaches International Airport. This area has momentum and significant potential for commercial activity in connection with the opening of the new airport.

Achievement: We successfully achieved this goal by executing an important strategic alliance agreement with Southwest Airlines providing for the commencement of low-fare air service to the new airport when it opens. We expect that the connectivity Southwest Airlines brings to the region will stimulate tourism, economic development, job growth and real estate absorption in our projects across Northwest Florida, including activity in the West Bay Sector. We also signed agreements with The Haskell Company, TranSystems Corporation and CB Richard Ellis Group, Inc. to masterplan and market for joint venture, lease or sale certain land in the West Bay Sector adjacent to the new airport.

4. Create and implement a business plan for JOE’s current mitigation banks. Specifically, we established a goal to sell at least 10 mitigation bank credits by the end of 2009. We own conservation lands that are designated as environmental mitigation banks with credits that can be used for development projects. Although we originally intended to use these mitigation banks for our own development activities, the available credits can be sold to third-party developers.

Rationale: In the current difficult operating environment, it is important that we seek to find innovative ways to generate revenues from our existing resources. Another purpose of this goal is to encourage creativity and innovation that can be used to develop other revenue-generating projects and initiatives.

Achievement: We signed contracts for the sale of 7.4 credits in 2009 and successfully obtained regulatory approvals to increase the geographic areas in which credits from our existing mitigation banks may be used, which will expand the number of potential purchasers of our mitigation bank credits in the future.

Award Payouts Under the Plan.  In order to determine the award payouts under the short-term incentive plan, the Committee evaluated the achievements for all of the goal categories, using its discretion to determine the weighting and relative achievement of the performance goals, and also considered additional Company achievements during 2009. In light of the significant goal achievements described above, the Committee determined that the Company’s performance goals were 100% achieved. Citing exceptional Company and individual performance during 2009, Mr. Greene was awarded $750,000 (a 107% payout), and Mr. McCalmont was awarded $325,000 (a 108% payout). Ms. Marx and Mr. Solomon both received a 100% payout under the plan. See the “Summary Compensation Table” on page 35 and “Grants of Plan-Based Awards in 2009” on page 39 for more information regarding the 2009 awards under the short-term incentive plan.

Long-Term Incentive Program

Our long-term incentive program is designed to align executive and shareholder interests and encourage long-term executive performance and retention. Our shareholders approved last year a new Equity Incentive Plan that provides for a variety of possible equity-based awards. Our Equity Incentive Plan is administered by the Compensation Committee.

Equity Grant Practices.  Our practice has been to make at least one equity award each year to our named executives as part of their total annual compensation. These awards are based on an established percentage of their base salaries. The target award percentages for the named executives for 2009 were as follows: Mr. Greene, 185%; Mr. McCalmont, 125%; Ms. Marx, 75%; and Mr. Solomon, 75%. These award percentages were determined to be in line with the peer group practices described above. The internal pay equity factors described above also support the higher target percentages for Mr. Greene and Mr. McCalmont.

Annual equity awards are granted in February at the regular quarterly meeting of the Committee. The Committee’s quarterly meetings are scheduled in September of the prior year. Committee meetings are scheduled without regard to anticipated earnings announcements or the release of other material, non-public information. Generally, the date the Committee takes action with respect to an award is the same date as the grant date for the awards. Generally, awards of restricted stock are initially denominated in dollars, which amounts are then converted to shares by dividing the approved dollar value of the award by the closing share price on the date of grant. We do not backdate stock options.

2009 Equity Grants.  Each named executive was granted an annual equity award that included both (1) restricted stock that may vest depending upon Company performance over a three year performance period, and (2) restricted stock vesting in equal annual installments over four years. The target awards for the named executives were initially calculated based on the target award percentages described above with the two types of awards equally weighted. For the restricted stock with performance-based vesting conditions, the targeted shares were then doubled in order to provide upside potential to the executives in the event of exceptional Company performance.

After calculating the target awards as described above, the Committee then reduced the number of shares to be awarded to each executive in the 2009 grants by approximately 30%. The Committee implemented this reduction because it perceived that the Company’s stock price on the date of grant was unusually depressed due to market factors in late 2008 and early 2009 unrelated to the intrinsic value of the Company, such as the continuing crisis in the financial system and the recession. Without this significant reduction, the Committee was concerned that the named executives would receive a windfall when the financial markets returned to more normal trading conditions.

The restricted stock with performance-based vesting conditions will vest according to how well our total shareholder return during the performance period compares to the total shareholder returns of companies within two peer groups established by reference to the S&P 500 Index and the S&P SuperComposite Homebuilder Index. See “Grants of Plan-Based Awards in 2009” on page 39 for more information about these equity grants and the performance-based vesting conditions.

We believe that restricted stock with performance-based vesting conditions provide the perceived certainty of restricted stock awards and align the financial interests of executives with shareholders by promoting stock price appreciation. Because of the fluctuations in our stock price due to uncertainties in the financial markets and the current difficult operating environment, another form of equity award, such as stock options, may not have provided the same level of perceived value as restricted stock with performance-based conditions. Restricted stock grants also deliver value more efficiently than stock options by delivering intended value with fewer shares. This benefits existing shareholders through less dilution of their ownership and the delivery of value while using fewer authorized shares under our equity incentive plans.

We also included restricted stock with time-based vesting in our 2009 grants in order to provide our executives with a strong retention incentive and the stability of incentive payouts during the current down business cycle. Although less effective than stock options or restricted stock with performance-based vesting conditions, restricted stock with time-based vesting also serves to motivate performance as its value increases with stock price increases.

Policies Regarding Equity Ownership.  We have a Stock Ownership Policy in order to promote the alignment of the financial interests of our senior management and directors with our shareholders. The policy requires senior management, including the named executives, to own a minimum amount of Company stock (either a minimum number of shares or a minimum value of owned shares) ranging from 5,000 shares or $275,000 to 100,000 shares or $5.5 million. For directors, the minimum amount of Company stock required to be owned under the policy is 5,000 shares or $275,000.

The executives subject to the policy have five years from the date of adoption to reach the minimum ownership thresholds. The thresholds for those age 55 or older will be reduced by 10% per year up to 50% because the Committee thought it reasonable to allow for a certain amount of investment diversification as the executives approach retirement age in light of the volatility of stock prices in the real estate industry.

We do not reprice stock options to account for decreases in our share price after the date of grant. We prohibit short sales on our stock, and the purchase or sale of options, puts, calls or other derivative securities that are directly linked to our stock, by named executives and other officers and directors. Certain members of management, including the named executives and directors, are required to receive permission from our legal department prior to conducting transactions in Company securities. We have quarterly “blackout” periods, and unscheduled blackout periods from time-to-time, during which no trading is permitted by these persons.

Retirement Plans

The Company provides retirement benefits to the named executives through a cash balance defined benefit pension plan (the “Pension Plan”), a 401(k) retirement plan, a non-qualified supplemental executive retirement plan (“SERP”) and a non-qualified deferred capital accumulation plan (“DCAP”). The terms of these plans and the benefits accrued to the named executives under the plans are described under “Pension Benefits in 2009” on page 44 and “Nonqualified Deferred Compensation in 2009” on page 46. We believe that these retirement benefits are important tools for retaining and rewarding executive officers’ service by providing meaningful retirement savings through tax-favorable plans. Although we have no target percentage for retirement plans to contribute to total compensation, we do consider retirement benefits when setting an executive officer’s total compensation.

Other Compensation

We provide our named executives with other benefits, reflected in the All Other Compensation column in the “Summary Compensation Table” on page 35, that we believe are reasonable, competitive, supported by a clear business rationale and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each named executive’s total compensation, and include, among other things, financial planning expenses, premiums paid on life insurance policies and the cost of an annual physical.

Severance Payments to Ms. Marx and Mr. Solomon

We have made, or will make, payments to Ms. Marx and Mr. Solomon in connection with their termination of employment in December 2009. These amounts are required to be paid pursuant to the terms of Ms. Marx’s employment agreement and Mr. Solomon’s severance agreement. These payments are described under the heading “All Other Compensation” on page 37 and “Potential Payments Upon Termination or Change in Control” on page 47.

Employment Agreements

Mr. Greene and Mr. McCalmont. Mr. Greene and Mr. McCalmont currently have employment agreements with the Company, the primary purpose of which is to provide compensation to the executive in the event of termination without cause. Mr. Greene and Mr. McCalmont have substantially the same form of employment agreement which provides for payments in the event of certain termination events occurring either before or after a change in control. Prior to a change in control, if Mr. Greene terminates his employment for good reason or he is terminated without cause, he would receive, among other payments, a lump sum payment equal to two times the sum of his base salary plus target bonus (a “2.0 multiple”). In the same circumstances, Mr. McCalmont’s agreement provides for a lump sum payment calculated using a “1.5 multiple.” Both employment agreements provide for a “2.0 multiple” for termination events occurring after a change in control. The employment agreements have “double triggers” in that a change in control alone will not require payments, unless a termination event occurs as well.

These employment agreements promote two objectives beneficial to the Company. First, they provide these executives with the financial security needed to allow them to fully focus on their operational responsibilities. The Company is facing a very challenging operating environment which requires full management attention. Secondly, we believe that the benefits provided by these employment agreements are in-line with current compensation practices of other public companies that could be competitors for our executive talent. Without these employment agreements, we could have difficulty retaining our named executives.

Other than termination benefits, the employment agreements provide that the named executives are entitled to receive at least the base salary in effect for the executive on the date of the employment agreement, together with guaranteed participation in our annual bonus plan and other incentive, retirement and savings plans. The agreements also provide for an annual physical and up to $10,000 per year for financial planning expenses. The employment agreements have no termination date.

Ms. Marx.  Ms. Marx had the same form of employment agreement as Mr. Greene and Mr. McCalmont (with a “1.5 multiple”) prior to her termination of employment in December 2009. We have made, or will make, payments to Ms. Marx as required by the provisions of her employment agreement regarding termination without cause.

Mr. Solomon.  Mr. Solomon elected to retain his existing employment and severance agreements entered into in 1999 when he joined the Company instead of signing the new standard form of employment agreement in 2007. Mr. Solomon’s severance agreement provides for a “3.0 multiple” (3.0 times the sum of his base salary plus the average of his bonus for the three prior years) for termination events occurring after a change in control.

In May 2009, our largest shareholder and its affiliated entities increased their ownership of our common stock to more than 25% of our outstanding common stock. This event qualified as a change in control under Mr. Solomon’s severance agreement. We have made, or will make, payments to Mr. Solomon as required by the provisions of his severance agreement regarding termination following a change in control. Mr. Solomon also had an employment agreement which is no longer relevant as it pertained to termination events occurring prior to a change in control.

Additional Information.  The termination provisions of the employment or severance agreements of the named executives and the potential or actual payments under these agreements in connection with specific termination events, whether before or after a change in control, are more specifically described under “Potential Payments Upon Termination or Change in Control” on page 47. The payments to Ms. Marx and Mr. Solomon are also discussed under “All Other Compensation” on page 37.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2010 proxy statement. This report is provided by the following independent directors, who comprise the Committee:

Michael L. Ainslie, Chair
Hugh M. Durden
Thomas A. Fanning
Delores M. Kesler

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee consisted of, and it currently consists of, independent members of the Board of Directors. No current or former member of the Committee is or was during 2009 an executive officer of another company on whose board or its comparable committee one of our executive officers serves.

Summary Compensation Table

The table below summarizes the total compensation paid or awarded to each of the named executives for the years ended December 31, 2009, 2008 and 2007, calculated in accordance with SEC rules.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
					Option	Plan	Compensation	All Other
Name and		Salary[2]	Bonus[3]	Stock Awards[4]	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year[1]	($)	($)	($)	($)	($)	($)	($)	($)
Wm. Britton Greene[5]	2009	726,923	-0-	1,109,736	-0-	750,000	65,238	156,373	2,808,270
President and Chief	2008	664,904	-0-	5,423,650	-0-	490,000	18,492	100,494	6,697,540
Executive Officer	2007	514,134	-0-	312,517	984,899	163,700	22,525	88,166	2,085,941

William S. McCalmont[6]	2009	407,789	-0-	428,490	-0-	325,000	29,001	66,251	1,256,531
Executive Vice President and	2008	344,615	-0-	986,929	-0-	164,000	38,847	58,686	1,593,077
Chief Financial Officer	2007	208,654	-0-	1,828,015	1,728,900	95,900	-0-	217,038	4,078,507

Christine M. Marx[7]	2009	335,888	15,000	203,506	-0-	211,250	51,606	925,168	1,742,418
Former General Counsel and	2008	314,844	-0-	650,087	-0-	133,000	30,187	65,012	1,193,130
Corporate Secretary	2007	305,396	-0-	572,490	351,001	77,800	29,613	74,431	1,410,731

Stephen W. Solomon[8]	2009	301,390	-0-	182,928	-0-	145,750	114,310	1,482,234	2,226,612
Former Senior Vice President	2008	282,744	-0-	581,594	-0-	99,600	12,047	34,998	1,010,983
and Treasurer

[1]	More information regarding 2008 compensation is found in our 2009 proxy statement filed with the SEC on March 31, 2009, and more information regarding 2007 compensation is found in our 2008 proxy statement filed with the SEC on March 28, 2008.

[2]	For 2009, actual salaries paid slightly exceeded annual base salary levels due to our bi-weekly pay calendar which included a December 31 payroll.

[3]	The bonus amounts paid under our 2009 short-term incentive plan are reported in the Non-Equity Incentive Plan Compensation column.

[4]	The 2009 stock award amounts include the grant date fair value of awards with time-based vesting, as well as the grant date fair value of performance awards. The grant date values of the performance awards for the named executives are: Mr. Greene, $658,290; Mr. McCalmont, $254,178; Ms. Marx, $120,719; and Mr. Solomon, $108,512. The grant date fair values of the performance awards were calculated based on the probable outcome of the performance conditions on the date of grant, consistent with the applicable accounting literature. If we had assumed that the highest level of performance conditions are probable, the maximum values of the performance awards as of the date of grant would have been as follows: Mr. Greene, $902,893; Mr. McCalmont, $348,624; Ms. Marx, $165,575; and Mr. Solomon, $148,832.

[5]	Mr. Greene was promoted to Chief Executive Officer on May 13, 2008. Prior to that time he served as President and Chief Operating Officer.

[6]	Mr. McCalmont commenced employment as Chief Financial Officer on May 10, 2007. He was promoted to Executive Vice President on January 31, 2009.

[7]	Ms. Marx’s employment with the Company terminated on December 31, 2009.

[8]	Mr. Solomon’s employment with the Company terminated on December 30, 2009. Mr. Solomon was not a named executive for 2007, and information for that year has been omitted.

Salary and Bonus

A discussion of the 2009 base salaries of the named executives is set forth under “Base Salaries” in the CD&A on page 28. The discussion under “Internal Pay Equity” in the CD&A on page 27 provides information regarding the varying salary levels of the named executives. In addition to the bonus amounts reported for the named executives in the Non-Equity Incentive Plan Compensation column, Ms. Marx was paid an additional $15,000 bonus for exceptional performance in 2009.

Stock Awards and Option Awards

For a discussion of our long-term incentive program and our 2009 equity grants, refer to “Long-Term Incentive Program” in the CD&A on page 31.

The amounts shown reflect the grant date fair value of restricted stock and stock options granted in the years shown, excluding any contingency for forfeitures. The assumptions used in the calculation of these amounts for 2009 are described in note 2 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

Since these amounts reflect the grant date fair value for these awards, they may not correspond to the actual value that will be realized by the named executives after the awards vest and when the related common stock is sold. To see the value actually received by the named executives in 2009 from equity awards in prior years, refer to “Option Exercises and Stock Vested in 2009” on page 44.

Non-Equity Incentive Plan Compensation

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the bonus amounts earned by the named executives under our short-term incentive plan in 2009. The material provisions of that plan are described in the CD&A under “Annual Performance-Based Bonuses” on page 28. These amounts are the actual amounts earned by each named executive under the awards described under “Grants of Plan-Based Awards in 2009” on page 39. Payments under the short-term incentive plan were based on the Company’s performance during 2009 as described in the CD&A under “Annual Performance-Based Bonuses — 2009 Performance Goals” on page 29.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported in this column represent the sum of (1) the change in present values of the pension plan benefits for each named executive and (2) the above-market interest earned on each named executive’s account in the DCAP. The following table summarizes the amounts attributable to each category for the named executives:

		Change in	DCAP Above
		Pension	Market
Name	Year	Value ($)	Interest ($)
Mr. Greene	2009	65,238	-0-

Mr. McCalmont	2009	29,001	-0-

Ms. Marx	2009	43,095	8,511

Mr. Solomon	2009	90,921	23,389

The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation is based on actuarial assumptions and discounting and is not a direct reflection of the change in each participant’s actual account balance in the pension plan during the year.

The assumptions used to calculate the change in present values include a discount rate of 5.63% at December 31, 2009 and 6.35% at December 31, 2008; future interest crediting rate of 4.25% at both December 31, 2009 and December 31, 2008; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

Refer to “Pension Benefits in 2009” on page 44 for more information about the pension benefits available to the named executives.

We pay 7% interest on participants’ accounts in the DCAP. The amounts shown above reflect the portion of the interest payment in excess of 5.51%, or 120% of the applicable federal long-term interest rate. These payments are deemed by the SEC to be above-market interest payments. The total interest payment to the DCAP for each named executive is shown under “Nonqualified Deferred Compensation in 2009” on page 46.

All Other Compensation

The following table describes each component of the amounts shown in the All Other Compensation column for 2009.

		Company
	Company	Contributions	Financial	Term Life	Annual
	Contributions	to 401(k)	Planning	Insurance	Physical	Severance
	to SERP	and DCAP	Expenses	Premiums	Exam	Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Greene	143,419	8,575	3,479	900	-0-	-0-	156,373

Mr. McCalmont	53,100	8,575	3,005	590	981	-0-	66,251

Ms. Marx	57,541	11,933	10,000	481	-0-	845,213	925,168

Mr. Solomon	33,511	10,915	10,000	436	-0-	1,427,372	1,482,234

Company Contributions to SERP, 401(k) and DCAP.  We make annual contributions to each named executive’s account maintained in connection with the SERP, DCAP and 401(k) plan. A discussion of these retirement plans is found in the CD&A under “Retirement Plans” on page 32. More information regarding the SERP and DCAP is found under “Nonqualified Deferred Compensation in 2009” on page 46. With respect to the Company contributions to the 401(k) plan and the DCAP, the Company contributed $8,575 to each named executive’s account in the 401(k) plan, and any amount in excess of $8,575 reflects contributions to the DCAP.

Financial Planning Expenses.  Each named executive may be reimbursed for up to $10,000 annually for financial planning expenses. We believe that this benefit helps the named executives to optimize the value received from all of the compensation elements offered by the Company.

Term Life Insurance Premiums.  These amounts represent life insurance premiums paid by the Company on behalf of the named executive officers for term life insurance premiums for policies providing coverage based on their base salaries up to $600,000. These policies are available to all full-time employees.

Annual Physical Exam.  Each named executive may be reimbursed for up to $5,000 annually for the cost of a physical exam.

Severance Benefits.  The amount shown for Ms. Marx includes the following cash amounts paid, or payable, pursuant to her employment agreement in connection with her termination of employment:

•	$804,375 severance payment calculated as 1.5 times the sum of Ms. Marx’s base salary plus her targeted annual bonus;

•	$20,838 for the approximate cost of the Company’s portion of the health insurance premiums to be paid for 18 months based on 2010 rates for these benefits; and

•	$20,000 as possible reimbursement for outplacement services.

The amount shown for Mr. Solomon includes the following cash amounts paid, or payable, pursuant to his severance agreement in connection with his termination of employment:

•	$1,095,300 severance payment calculated as three times the sum of Mr. Solomon’s base salary plus an average of his bonuses for the three prior years;

•	$256,262 for a supplemental pension amount;

•	$25,271 for his accrued vacation time;

•	$30,540 for the approximate cost of health insurance premiums to be paid for 18 months based on 2010 rates for these benefits. We would be required to pay for continued health insurance for an additional 24 months in the event that Mr. Solomon remains unemployed after 18 months; and

•	$20,000 as possible reimbursement for outplacement services.

Refer to “Severance Payments to Ms. Marx and Mr. Solomon” on page 33 and “Potential Payments Upon Termination or Change in Control” on page 47 for more information.

Other Benefits.  We maintained private box leases in 2009 in a football stadium and a sports and entertainment arena for business purposes. We did not renew either of these private box leases for 2010. Occasionally, named executives invited family members and friends to use these venues for personal purposes. This personal use has no incremental costs to the Company other than incidental catering charges.

The Company purchases hours of flight time from a corporate aircraft service for business purposes. We did not provide hours of personal flight time at our expense to any named executive in 2009. Infrequently, however, spouses of named executives may accompany named executives during business flights. This spousal use has no incremental cost to the Company.

The named executives may have received additional incidental perquisites not subject to SEC reporting.

Grants of Plan-Based Awards in 2009

The following table provides information about equity and non-equity awards granted to the named executives in 2009.

		Estimated
		Possible Payouts
		Under Non-				All Other Stock
		Equity Incentive	Estimated Future Payouts Under			Awards:
		Plan Awards	Equity Incentive Plan Awards			Number of	Grant Date
						Shares of Stock	Fair Value of
		Target	Threshold	Target	Maximum	or Units	Stock Awards
Name	Grant Date	($)	(#)	(#)	(#)	(#)	($)
Mr. Greene	2/10/2009	700,000
	2/10/2009		5,245	20,349	41,956		658,290
	2/10/2009					20,978	451,447

Mr. McCalmont	2/10/2009	300,000
	2/10/2009		2,025	7,857	16,200		254,178
	2/10/2009					8,100	174,312

Ms. Marx	2/10/2009	211,250
	2/10/2009		962	3,732	7,694		120,719
	2/10/2009					3,847	82,787

Mr. Solomon	2/10/2009	145,750
	2/10/2009		865	3,354	6,916		108,512
	2/10/2009					3,458	74,416

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

This column shows the 2009 target payout for each named executive under our short-term incentive plan. There were no threshold or maximum amounts payable under the plan. The plan was structured such that the named executives could have earned between 0% and 100% of the target awards depending on the achievement of the performance goals, but the plan also stated that the Compensation Committee, in its discretion, could choose to pay more than 100% of the target awards for exceptional Company performance. The performance goals and salary multiples for determining the target payouts are described in the CD&A under “Annual Performance-Based Bonuses” on page 28.

The amounts shown represent cash payouts that were possible under our short-term incentive plan. The potential payouts were performance-based and completely at risk. The actual payouts under the 2009 short-term incentive plan are found in the “Summary Compensation Table” on page 35.

Estimated Future Payouts Under Equity Incentive Plan Awards

The awards shown were grants of restricted stock with performance-based vesting conditions. The vesting of these shares will be based on the performance of our stock price from February 10, 2009 through January 31, 2012. The total shareholder return of our stock during the performance period will be measured and compared to the total shareholder return of companies in certain peer groups established by reference to the S&P 500 Index and the S&P SuperComposite Homebuilder Index. Our total shareholder return and the total shareholder return for each company in the peer groups will be calculated based on the change in each company’s stock price, plus any dividends paid, divided by the beginning stock price for each company.

Once our percentile rank is determined with respect to each peer group, our overall percentile rank will be determined by averaging the two ranks, weighting the percentile rank for the S&P 500 peer group at 40% and for the S&P Homebuilder peer group at 60%. Our weighted composite percentile rank will then be used to determine the number of the shares awarded that will actually vest, if any, according to a graduated vesting schedule. The vesting schedule for these awards is as follows:

Company’s Weighted Average	Percent of Restricted
Percentile Rank	Shares to Vest
75th and above	100%
70th	90
65th	80
60th	70
55th	60
50th	50
45th	42.5
40th	35
35th	27.5
30th	20
25th	12.5
Below 25th	0

The threshold amount shown in the table represents 12.5% vesting based on the achievement of a 25th percentile rank. The maximum amount shown represents 100% vesting based on the achievement of a 75th or greater percentile rank. There is no target amount specified in the vesting schedule for these awards. Pursuant to SEC rules, however, the “target” amount shown in the table is a representative amount of the shares that would vest based on our percentile rank at December 31, 2009 (48.5%). This amount reflects performance for only the first 9.5 months of the three year performance period and could vary significantly over the remainder of the performance period.

During the restricted period, each share of restricted stock entitles the named executive to receive any dividends that we may declare with respect to our common stock. We, however, do not currently pay any quarterly dividends.

For more information regarding the 2009 grants of restricted stock with performance-based vesting conditions, refer to the discussion in the CD&A under the heading “Long-Term Incentive Program — 2009 Equity Grants” on page 31.

All Other Stock Awards

The stock awards shown were grants of restricted stock with time-based vesting. The February 10, 2009 awards were granted with a vesting schedule of 25% annually beginning on the first anniversary of the grant date.

During the restricted period, each share of restricted stock entitles the named executive to receive any dividends that we may declare with respect to our common stock. We, however, do not currently pay any quarterly dividends.

For more information regarding the 2009 grants of restricted stock, refer to the discussion in the CD&A under the heading “Long-Term Incentive Program — 2009 Equity Grants” on page 31.

Grant Date Fair Value of Stock Awards

This column shows the grant date fair value under FASB ASC Topic 718 of the restricted stock granted to the named executives in 2009, excluding any contingency for forfeitures. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For restricted stock with time-based vesting conditions, the fair value is calculated using the closing price of our common stock on the grant date.

For restricted stock with performance-based vesting conditions, the fair value is determined using a Monte Carlo simulation pricing model. This model is based upon the closing price of our common stock on the grant date, and takes into account assumptions regarding a number of other variables including expected stock price volatility over the term of the awards, the relative performance of our stock price and shareholder returns compared to those companies in our peer groups and a risk-free interest rate assumption. For additional information regarding the valuation assumptions, refer to note 2 of our financial statements in our Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

The grant date fair values of the restricted stock with performance-based vesting conditions were calculated based on the probable outcome of the performance conditions on the date of grant, consistent with the applicable accounting literature. If we assume that the highest level of performance conditions are probable, the maximum values of the performance awards as of the date of grant would be as follows: Mr. Greene, $902,893; Mr. McCalmont, $348,624; Ms. Marx, $165,575; and Mr. Solomon, $148,832.

The amounts shown reflect the grant date fair values for the awards, and do not necessarily correspond to the actual value that will be recognized by the named executives from the awards. Whether, and to what extent, a named executive realizes value will depend on our stock price at the time of vesting and at the time of sale of the related common stock.

Outstanding Equity Awards at December 31, 2009

The following table provides information on the holdings of restricted stock and stock options by the named executives at December 31, 2009. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes to the table.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number	Number of					Unearned	of Unearned
	of Securities	Securities			Number of	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Shares or	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Units of Stock	Units of Stock	Rights That	Rights That
	Options	Options	Exercise	Option	That Have	That Have	Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not Vested[2]	Vested[3]	Vested[2]
Name	(#)	(#)	($)	Date[1]	(#)	($)	(#)	($)

Mr. Greene	5,000	-0-	32.65	8/18/2013	94,759[5]	2,737,588	81,804	2,363,318
	16,300	-0-	40.80	2/09/2014
	35,471	-0-	54.24	9/18/2016
	12,148	6,074[4]	54.05	2/12/2017

Mr. McCalmont	15,000	15,000[6]	57.63	5/10/2017	31,849[7]	920,118	30,985	895,157

Ms. Marx	6,250	-0-	27.43	12/31/2010	13,686[9]	395,389	-0-	-0-
	10,000	-0-	32.65	12/31/2010
	6,321	-0-	54.24	12/31/2010
	4,329	2,165[8]	54.05	12/31/2010

Mr. Solomon	3,000	-0-	32.65	3/30/2010	-0-	-0-	-0-	-0-
	5,387	-0-	54.24	3/30/2010
	3,689	-0-	54.05	3/30/2010

[1]	Options are typically granted with a 10-year term. Upon termination of employment, however, the expiration date of vested options is ordinarily accelerated to three months from termination. Therefore, Mr. Solomon’s options expire on March 30, 2010. Ms. Marx’s termination of employment qualified as a retirement under the terms of her option agreements, which allows her to exercise her vested options for up to 12 months from termination.

[2]	The market value of the restricted stock is based on a per-share price of $28.89, the closing price of our common stock on December 31, 2009.

[3]	The amounts shown for Mr. Greene and Mr. McCalmont represent shares of restricted stock with performance-based vesting conditions granted in 2008 (61,455 shares for Mr. Greene; and 23,128 shares for Mr. McCalmont) and 2009 (20,349 shares for Mr. Greene; and 7,857 shares for Mr. McCalmont). The performance period for the 2008 shares started on February 12, 2008 and ends on January 31, 2011, and the performance period for the 2009 shares started on February 10, 2009 and ends on January 31, 2012. The amounts shown represent the number of shares that would vest using our performance through December 31, 2009. Based on this performance, the amounts shown represent a payout of 64% of the shares granted in 2008 and 48.5% of the shares granted in 2009.

There is no target amount specified in the vesting schedule for these awards. Pursuant to SEC rules, however, the amounts shown are representative amounts of the shares that would vest based on our performance through December 31, 2009. These amounts could vary significantly over the remainder of the performance periods, and the number of shares that actually vest, if any, will be determined based on the satisfaction of the applicable performance conditions. Other than differences in the performance periods and certain termination provisions, the 2008 awards have the same terms as the 2009 awards described on page 39 under “Grants of Plan-Based Awards in 2009.”

The shares of restricted stock with performance-based vesting conditions granted to Ms. Marx and Mr. Solomon were forfeited upon their termination of employment. The 2008 awards provide, however, that in the event of involuntary termination of employment, the executive will be entitled to receive a cash payment at the end of the performance period equal to the value of the shares that would have vested had the executive remained employed, prorated through the date of termination. Ms. Marx is also eligible to receive a cash payment under her 2009 award as her termination of employment qualifies as a retirement event under the 2009 award agreement. For illustration purposes, using our performance through December 31, 2009 to calculate the number of shares that would have vested at the end of the applicable performance period had the executive remained an employee, prorated through the respective date of termination (10,783 shares for Ms. Marx and 8,638 shares for Mr. Solomon), and our stock price on December 31, 2009 ($28.89), the cash payments would be $311,521 for Ms. Marx and $249,552 for Mr. Solomon.

[4]	These stock options vested on February 12, 2010.

[5]	Mr. Greene’s shares of restricted stock with time-based vesting conditions vest as follows:

Vesting Date	Shares	Vesting Date	Shares

2/10/2010	5,244	2/12/2011	14,894
2/12/2010	14,894	2/15/2011	8,333
2/15/2010	8,333	2/10/2012	5,244
7/27/2010	15,324	2/12/2012	12,003
2/10/2011	5,245	2/10/2013	5,245

[6]	Mr. McCalmont’s stock options vest in two equal annual installments on May 10, 2010 and 2011.

[7]	Mr. McCalmont’s shares of restricted stock with time-based vesting conditions vest as follows:

Vesting Date	Shares	Vesting Date	Shares

2/10/2010	2,025	5/10/2011	6,750
5/10/2010	6,750	10/5/2011	5,125
10/5/2010	5,124	2/10/2012	2,025
2/10/2011	2,025	2/10/2013	2,025

[8]	These stock options vested on February 12, 2010. As described in footnote 1 above, because Ms. Marx’s termination of employment qualified as a retirement under the terms of her option agreements, these options continued to vest after termination.

[9]	Because Ms. Marx’s termination of employment qualified as a retirement under the terms of her restricted stock agreements, these shares of restricted stock with time-based vesting conditions continue to vest after termination (so long as she is not employed on a full-time basis). These shares vest as follows:

Vesting Date	Shares	Vesting Date	Shares

2/10/2010	961	2/12/2011	1,031
2/12/2010	1,030	10/5/2011	3,376
9/18/2010	1,027	2/10/2012	962
10/5/2010	3,375	2/10/2013	962
2/10/2011	962

Option Exercises and Stock Vested in 2009

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executives during the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting[1]
Name	(#)	($)	(#)	($)
Mr. Greene	-0-	—	40,263	1,039,085

Mr. McCalmont	-0-	—	5,125	139,400

Ms. Marx	-0-	—	6,536	186,041

Mr. Solomon	-0-	—	5,792	167,181

[1]	The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding taxes.

Pension Benefits in 2009

The table below sets forth information regarding the pension benefits for the named executives under our pension plan. For information regarding the Company’s SERP, see the information provided under “Nonqualified Deferred Compensation in 2009” on page 46.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit[1]	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mr. Greene	Pension Plan	12.0	365,722	-0-
Mr. McCalmont	Pension Plan	2.7	67,848	-0-
Ms. Marx	Pension Plan	6.8	190,619	-0-
Mr. Solomon	Pension Plan	10.7	448,644	-0-

[1]	The amounts shown in this column represent the actuarial present value of each named executive’s accumulated benefit under our pension plan as of December 31, 2009. The assumptions used to calculate the present values include a discount rate of 5.63%; future interest crediting rate of 4.25%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

We sponsor a pension plan that is intended to provide retirement benefits for our employees, including our named executives. The pension plan is a fully-funded, cash balance defined-benefit plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. The IRS, however, limited the compensation eligible for crediting under the pension plan to $245,000 for 2009. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (4.27% for 2009).

A participant’s “compensation” for purposes of calculating Company contributions to the pension plan includes his or her gross base salary (including any elective deferrals), commissions, and bonuses which are reported on IRS Form W-2. Compensation does not include any amounts processed within pay periods which end 31 days or more after termination of employment, sign-on bonuses, referral bonuses, commissions on the sale of a residence, severance pay, payments made after the death of an employee, recoverable draws, distributions from any qualified or nonqualified retirement plan, and gratuities.

A participant vests in his or her pension plan account upon the completion of three years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her third anniversary of employment, whichever is later). A participant’s pension plan account fully vests in the event of death. All participants in the pension plan on October 8, 2007, however, became fully vested in their pension plan accounts regardless of years of service due to a corporate reorganization and downsizing. At December 31, 2009, all of the named executives were 100% vested in their pension plan accounts.

In the event of a participant’s retirement (whether early or normal retirement) or any other termination of employment (including resignation, involuntary termination, disability, or otherwise), the participant is entitled to receive his or her vested account balance in the plan. Vested benefits are payable at or after the termination event (including retirement) and are not reduced by social security or other benefits received by the participant. Pension benefits may be paid in a lump sum or in installments through an annuity.

The pension benefits table above provides an actuarial estimate of each named executive’s benefit under the pension plan based on a projected retirement age of 65 and a discount to present value. Because of the cash balance nature of our pension plan, a better way to understand each named executive’s possible benefit upon termination of employment, including retirement, is to refer to each named executive’s account balance in the plan. As mentioned above, at December 31, 2009, each named executive was 100% vested in his or her pension plan account, and would have been entitled to payment of the full account balance after retirement or any other termination of employment.

The following table shows each named executive’s account balance in the pension plan at December 31, 2009:

	Pension Plan Account Balance at	Vested Percentage of
	December 31, 2009	Pension Plan
Name	($)	Account Balance
Mr. Greene	417,122	100%
Mr. McCalmont	78,404	100%
Ms. Marx	206,269	100%
Mr. Solomon	561,038	100%

Nonqualified Deferred Compensation in 2009

						Aggregate
		Executive	Registrant	Aggregate		Balance
	Type of	Contributions	Contributions	Earnings	Aggregate	at Last
	Deferred	in Last	in Last	in Last	Withdrawals/	Fiscal
	Compensation	Fiscal Year[1]	Fiscal Year[2]	Fiscal Year[3]	Distributions	Year End[4]
Name	Plan	($)	($)	($)	($)	($)
Mr. Greene	SERP	-0-	143,419	16,115	-0-	536,925
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	143,419	16,115	-0-	536,925

Mr. McCalmont	SERP	-0-	53,100	1,916	-0-	99,889
	DCAP	-0-	-0-	-0-	-0-	-0-

	Total	-0-	53,100	1,916	-0-	99,889

Ms. Marx	SERP	-0-	57,541	9,924	-0-	299,882
	DCAP	66,500	3,358	31,355	-0-	489,572

	Total	66,500	60,899	41,279	-0-	789,454

Mr. Solomon	SERP	-0-	33,511	5,292	-0-	162,735
	DCAP	134,978	2,340	86,171	-0-	1,358,437

	Total	134,978	35,851	91,463	-0-	1,521,172

[1]	The amounts in this column are also included in the “Summary Compensation Table” on page 35 in the “Salary” column for Ms. Marx and Mr. Solomon.

[2]	The amounts in this column are also included in the “Summary Compensation Table” on page 35 in the “All Other Compensation” column for each named executive.

[3]	The amounts in this column represent interest credits to each named executive’s account in the SERP and the DCAP. No portion of the SERP amounts are included in the “Summary Compensation Table” because the interest rate applicable to the SERP accounts for 2009 (4.27%) was not above-market (i.e., was not in excess of 120% of the applicable federal long-term rate).

The DCAP interest rate for 2009 was 7%. Consequently, a portion of the DCAP interest credits for each named executive is considered to be above-market. Only the above-market portions of the DCAP amounts are included in the “Summary Compensation Table” under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” The DCAP above-market interest amounts for the named executives are: Ms. Marx, $8,511; and Mr. Solomon, $23,389.

[4]	Of the totals in this column, the following amounts have been reported in the “Summary Compensation Table” for 2009 and for previous years:

	2009	Previous Years	Total
Name	($)	($)	($)
Mr. Greene	143,419	215,964	359,383
Mr. McCalmont	53,100	44,873	97,973
Ms. Marx	69,410	103,129	172,539
Mr. Solomon	59,240	38,053	97,293

The Company maintains two defined contribution plans, the SERP and DCAP, that provide for the deferral of compensation on a basis that is not tax-qualified.

SERP.  The SERP is designed to supplement the pension plan by providing designated executives, including the named executives, with benefits which have been lost due to IRS restrictions on annual compensation ($245,000 for 2009), which can be taken into account under a qualified pension plan. Each month we credit a percentage of each participant’s compensation to the SERP. The term “compensation” for purposes of the SERP has the same meaning as described above for the pension plan.

The percentage of a participant’s compensation we credit to the SERP is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to the Chief Executive Officer and a designated group of persons directly reporting to the Chief Executive Officer (generally, Tier 1 participants) over age 45 (which included all of the named executives in 2009). SERP accounts earn the same interest as pension accounts, which rate is determined annually by the Compensation Committee (4.27% for 2009). The SERP is accounted for in our financial statements as a defined contribution plan.

A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, a change in control of the Company or attainment of age 62 while still employed by the Company. Tier 1 participants are entitled to full vesting at age 55 if they were participants in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service. At December 31, 2009, Messrs. Greene and Solomon were 100% vested in their SERP accounts; Mr. McCalmont was 30% vested; and Ms. Marx was 70% vested. Vested SERP benefits are payable in a lump sum six months after an executive’s separation from employment. A participant’s benefit may also be paid in a lump sum in connection with death, a change in control of the Company, disability or an unforeseeable emergency.

DCAP.  The DCAP is designed to supplement our 401(k) plan by allowing designated executives the ability to defer compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limits a participant’s deferrals to up to 50% of base salary and up to 75% of any annual cash bonus.

We match 25% of the first 6% of each participant’s deferrals in excess of the IRS annual compensation limit ($245,000 for 2009). Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2009). All Company and employee contributions to the DCAP are fully vested at the time of contribution. A participant’s account balance in the DCAP is payable in a lump sum six months after separation from employment. A participant’s benefit may also be paid in a lump sum in connection with death, a change in control of the Company, disability or an unforeseeable emergency.

Potential Payments Upon Termination or Change in Control

As discussed in the CD&A under “Employment Agreements” on page 33, we have entered into employment agreements with each of our named executives. These agreements provide for certain payments and other benefits if a named executive’s employment with the company is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company (as described below). A named executive’s rights upon termination of employment will depend upon the circumstances of the termination.

The termination provisions of the employment agreements of the named executives are described below.

Employment Agreements of Mr. Greene, Mr. McCalmont and Ms. Marx

The employment agreements of Mr. Greene, Mr. McCalmont and Ms. Marx provide that the following events will trigger termination payments to the executive:

•	the executive terminates his or her employment for good reason; or

•	we terminate his or her employment for any reason other than cause, death or disability.

If the executive’s employment is terminated by the Company other than for cause or due to death or disability, or by the executive for good reason, the executive will be entitled to receive the following benefits:

•	a lump sum payment equal to 1.5 times (two times for Mr. Greene) the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	the Company will pay its portion of the cost of 18 months of health and welfare benefits; and

•	reimbursement of up to $20,000 for outplacement services.

If the executive’s employment is terminated during the two year period following a change of control by the Company other than for cause or by the executive for good reason, the executive’s termination payments would be increased. Generally, each executive would receive the following benefits:

•	a lump sum payment equal to two times the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	an amount calculated based on hypothetical continued service by the executive for a period of three years (for Mr. Greene) or two years (for Mr. McCalmont and Ms. Marx) for purposes of determining benefits payable under our retirement plan and SERP, but only to the extent such amount would exceed the executive’s actual benefit under the plans;

•	the Company will pay its portion of the cost of continued health and welfare benefits through the conclusion of the two year period after the change of control;

•	reimbursement of up to $20,000 for outplacement services; and

•	a gross-up payment for any required excise tax payments.

These benefits would also be payable to the executive in the event that the executive is terminated in anticipation of a change of control event.

For purposes of these employment agreements we have “cause” for termination if the executive:

•	fails to substantially perform his or her employment duties which are demonstrably willful and deliberate actions on his or her part and which are not remedied in a reasonable period of time after receipt of written notice from the Company (no act, or failure to act, will be considered “willful” if done, or omitted to be done, by the executive in good faith or with reasonable belief that his or her action or omission was in the best interests of the Company); or

•	engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

The executive will have “good reason” for termination if:

•	he or she experiences a significant diminution in his or her position, authority, comparable duties or responsibilities;

•	we fail to comply with compensation provisions of the agreement;

•	we require the executive to be based at any office or location more than 50 miles from the executive’s current location;

•	we attempt to terminate the executive otherwise than as expressly permitted by the agreement; or

•	we do not require any successor company to comply with the terms of the agreement.

A “change in control” is defined as the occurrence of any of the following events:

•	the acquisition of 50% or more of our outstanding common stock;

•	the occurrence of an event in which individuals who, as of the date of the employment agreement constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board. Any individual becoming a director after the date of the employment agreement who is elected by our shareholders or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as a member of the Incumbent Board. The Incumbent Board will exclude, however, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors;

•	a reorganization, merger, consolidation or other business combination in which the owners of the common stock of the Company before the transaction do not own more than 50% of the common stock of the surviving company;

•	our complete liquidation or dissolution; or

•	the sale or other disposition of all or substantially all of our assets.

Each of the employment agreements of Messrs. Greene, McCalmont and Ms. Marx require, as a condition to the receipt of any of the payments described above, that he or she sign a release waiving all claims against the Company and its affiliates. The agreements also include provisions that prohibit the executive, for a period of one year after termination of employment, from (a) engaging in certain activities that are competitive with our business,

(b) soliciting any of our employees to leave employment with the Company, and (c) making disparaging comments about the Company. An executive that violates these restrictive covenants would be required to return any payments made in connection with a termination event under his or her employment agreement.

Ms. Marx was terminated without cause in December 2009, which entitles her to receive the payments described above for termination other than for cause. These termination payments are described in the “Potential Termination Payments Table” below.

Severance and Employment Agreements of Mr. Solomon

Severance Agreement.  Mr. Solomon’s severance agreement provides for severance payments in any of the following circumstances following a change in control:

•	if he resigns for any reason within the last six months of the first year after a change in control;

•	if he resigns for good reason within the first 36 months after a change in control; or

•	if we terminate him for any reason within the first 36 months after a change in control.

If Mr. Solomon’s employment is terminated for any of the reasons described above, he will be entitled to receive the following benefits:

•	a lump sum payment equal to three times the sum of his base salary plus the average of his bonus for the three most recent years;

•	a prorated bonus for the year in which the termination occurs in an amount not less than the greater of (i) his annual bonus for the most recent year, or (ii) the amount of his maximum bonus potential then in effect, prorated to his date of termination;

•	a supplemental pension benefit calculated based on hypothetical continued service by Mr. Solomon for a period of three years for purposes of determining benefits payable under our pension plan and SERP, but only to the extent such amount would exceed his actual benefit under the plan;

•	36 months of health and welfare benefits;

•	reimbursement for senior executive level outplacement services; and

•	a gross-up payment for any required excise tax payments.

For purposes of Mr. Solomon’s severance agreement, a “change in control” is defined as the occurrence of any of the following events:

•	the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if 50% or more of the combined voting power, directly or indirectly, of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

•	the sale, transfer, exchange or other disposition of all or substantially all of our assets;

•	a change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a change in control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

•	our liquidation or dissolution; or

•	any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of our securities representing at least 25% of the total voting power represented by our then outstanding voting securities.

In May 2009, our largest shareholder and its affiliated entities increased their ownership of our common stock to more than 25% of our outstanding common stock. This event qualified as a change in control under Mr. Solomon’s severance agreement. Mr. Solomon was subsequently terminated without cause in December 2009, which entitles him to receive the payments described above for termination after a change in control. These termination payments are described in the “Potential Termination Payments Table” below.

Employment Agreement.  In addition to his severance agreement, Mr. Solomon also had an employment agreement that provided for certain payments upon termination prior to a change in control. As Mr. Solomon’s termination occurred after a change in control event (as defined in his severance agreement), he will not receive any payments under his employment agreement.

Mr. Solomon’s employment and severance agreements do not contain any restrictive covenants similar to the covenants described above in the employment agreements of Mr. Greene, Mr. McCalmont and Ms. Marx.

Potential Termination Payments Table

The following table shows the termination payments that Mr. Greene and Mr. McCalmont would receive pursuant to their employment agreements in connection with the termination events described above, both before and after a change in control. These amounts have been quantified as if such termination events occurred on December 31, 2009. The table also shows the actual payments that have been or will be made to Ms. Marx pursuant to her employment agreement and Mr. Solomon pursuant to his severance agreement in connection with their termination of employment.

	Payment of	Pro Rata	Incremental				Total
	Multiple of	Portion of	Pension	Continuation of			Termination
Description of	Salary and	Annual	/ SERP	Miscellaneous	Outplacement	Excise Tax	Payments/
Termination Event	Bonus[1]	Bonus[2]	Benefit[3]	Benefits[4]	Services[5]	Gross-up6	Benefits[7]
Mr. Greene

By Company without cause or by Executive for good reason	2,800,000	700,000	-0-	24,571	20,000	-0-	3,544,571

By Company without cause or by Executive for good reason after change in control	2,800,000	700,000	807,248	66,963	20,000	3,383,771	7,777,982

Mr. McCalmont

By Company without cause or by Executive for good reason	1,050,000	300,000	-0-	24,571	20,000	-0-	1,394,571

By Company without cause or by Executive for good reason after change in control	1,400,000	300,000	225,806	66,276	20,000	1,325,883	3,337,965

Ms. Marx

By Company without cause	804,375	211,250	-0-	20,838	20,000	-0-	1,056,463

Mr. Solomon

By Company following a change in control	1,095,300	145,750	256,262	30,540	20,000	-0-	1,547,852

[1]	The amounts for Mr. Greene, Mr. McCalmont and Ms. Marx have been calculated as of December 31, 2009 by applying a multiple to the sum of the base salary plus target bonus for each executive. For termination by the Company without cause or by the executive for good reason, a 1.5 multiple was used for Mr. McCalmont and Ms. Marx and a 2.0 multiple was used for Mr. Greene. For termination after a change in control, a 2.0 multiple was used for Mr. Greene and Mr. McCalmont. The sums of each executive’s base salary plus target bonus are shown as follows:

	Base Salary	2009 Target Bonus	Total
Name	($)	($)	($)
Mr. Greene	700,000	700,000	1,400,000
Mr. McCalmont	400,000	300,000	700,000
Ms. Marx	325,000	211,250	536,250

The amount shown for Mr. Solomon was calculated by multiplying 3.0 by the sum of his base salary ($291,500) plus the average of his bonuses for 2006, 2007 and 2008 ($73,600).

[2]	The employment agreements of Mr. Greene, Mr. McCalmont and Ms. Marx permit discretion by the Committee in the calculation of the annual bonus in connection with a termination event. For illustration purposes, however, the 2009 target bonus for each of these executives is shown. Mr. Solomon’s severance agreement describes his annual bonus as the maximum bonus opportunity for the current fiscal year, which for 2009 was 100% of his target bonus.

[3]	The employment agreement of Mr. Greene and Mr. McCalmont and the severance agreement of Mr. Solomon provide for a continuation benefit for both the pension plan and the SERP in the event of termination following a change in control. The continuation period for Mr. Greene and Mr. Solomon is three years, and the continuation period for Mr. McCalmont is two years.

[4]	The amounts shown for Mr. Greene, Mr. McCalmont and Ms. Marx for termination by the Company without cause or by the executive for good reason include the Company’s portion of the approximate cost of 18 months of medical and dental insurance benefits calculated based on 2010 rates for these benefits at the coverage levels elected by the executives. The amounts shown for Mr. Greene and Mr. McCalmont for termination after a change in control include the Company’s portion of the approximate cost of 24 months of medical and dental insurance, disability insurance, life insurance, financial planning and executive physical reimbursement based on the Company’s 2010 expenses for these benefits.

The amount shown for Mr. Solomon includes the approximate cost of 18 months of medical, dental, life and disability insurance based on our 2010 expenses for these benefits. We would be required to pay for continued benefits for an additional 24 months in the event that Mr. Solomon remains unemployed after 18 months.

[5]	Each of Mr. Greene, Mr. McCalmont and Ms. Marx would be eligible for reimbursement for up to $20,000 in outplacement services. Mr. Solomon’s severance agreement states that he is eligible for senior executive level outplacement services. The table shows $20,000 for Mr. Solomon as a reasonable amount for this benefit consistent with the Company’s practices.

[6]	The excise tax gross-up for Mr. Greene and Mr. McCalmont was calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and any associated income tax obligations. This excise tax calculation includes the effect of the accelerated vesting of unvested shares of restricted stock and unvested stock options that would have occurred in connection with a hypothetical change in control on December 31, 2009. Such acceleration occurs upon the occurrence of a change in control regardless of whether or not the executive’s employment terminates in connection with the change in control. See “Restricted Stock and Stock Option Agreements” below for additional information.

[7]	The named executives would also potentially receive a cash payment in connection with their involuntary termination pursuant to their restricted stock agreements for the 2008 awards of restricted stock with performance-based vesting conditions. Any cash payment would be determined based on Company performance through the conclusion of the performance period on January 31, 2011. Therefore, the cash payments for these shares are currently indeterminable and are not included in the amounts shown. See “Restricted Stock and Stock Option Agreements” below and “Outstanding Equity Awards at December 31, 2009” on page 42 for additional information.

Restricted Stock and Stock Option Agreements

Mr. Greene, Mr. McCalmont, Ms. Marx and Mr. Solomon each have stock option agreements and restricted stock agreements applicable to each grant of restricted stock or stock options that govern the acceleration of vesting in connection with certain events. The agreements for grants with time-based vesting provide for accelerated vesting in the event of the executive’s death or disability. These agreements do not provide for accelerated vesting in the event the executive terminates his employment for good reason or if the Company terminates his employment without cause. Equity agreements for grants with time-based vesting made since July 2006 provide for the continued vesting of restricted stock and stock options after an executive’s retirement in accordance with the original vesting schedule. Retirement is generally defined as any termination of employment (other than for cause) after five years of service and attainment of age 55, so long as the executive does not work or plan to work on a full-time basis.

In February 2008, the Company granted shares of restricted stock with performance-based vesting conditions. The agreements for these grants provide for the forfeiture and cancellation of the restricted shares granted to a participant in the event of the participant’s disability, death, involuntary termination without cause or retirement prior to the conclusion of the performance period. The participant, however, will receive a cash payment from the Company after the conclusion of the performance period based on the fair market value of a pro rata portion of their restricted shares that would have vested at the end of the performance period, prorated through the date of separation of employment. The participant will not be eligible for a cash payment in the event of termination for cause or voluntary termination (other than retirement).

In February 2009, the Company granted shares of restricted stock with performance-based vesting conditions with substantially the same terms as the 2008 grants; provided, however, that executives will not be eligible to receive a cash payment in the event of termination without cause.

The following table shows estimates of the cash payments that the named executives could have received pursuant to their restricted stock agreements for the 2008 and 2009 performance awards in connection with certain termination events, as of December 31, 2009. Although the actual cash payments, if any, would be based on the Company’s performance through the end of the applicable performance periods, the estimates shown have been calculated for illustration purposes based on the Company’s performance through December 31, 2009. These amounts could vary significantly over the remainder of the performance periods for the 2008 and 2009 awards (ending January 31, 2011 for the 2008 awards and January 31, 2012 for the 2009 awards).

	Shares of Restricted Stock with Performance-
	Based Vesting Conditions[1]
	(#)
				Estimate of Cash
				Payment in the Event	Estimate of Cash Payment
				of Involuntary	in the Event of Death,
				Termination Without	Disability or
				Cause[2,3,4]	Retirement[2,4]
Name	2008 (#)	2009 (#)	Total (#)	($)	($)
Mr. Greene	39,006	6,076	45,082	1,126,883	1,302,419

Mr. McCalmont[5]	14,680	2,346	17,026	424,105	491,881

Ms. Marx[6]	9,669	1,114	10,783	n/a	311,521

Mr. Solomon[7]	8,638	n/a	n/a	249,552	n/a

[1]	The amounts shown have been reduced from the original award amounts to reflect (A) a termination date of December 31, 2009 (December 30, 2009 for Mr. Solomon) and (B) a vesting percentage based on the Company’s performance through December 31, 2009 (64% for the 2008 awards and 48.5% for the 2009 awards).

[2]	The estimated cash payments are calculated based upon a price per share equal to $28.89, the closing price of our common stock on December 31, 2009.

[3]	A cash payment in the event of involuntary termination without cause applies only to the 2008 awards.

[4]	Actual cash payments would be paid at the conclusion of the applicable performance periods.

[5]	Mr. McCalmont is not yet eligible for a cash payment in the event of retirement.

[6]	Ms. Marx’s termination of employment qualifies as a retirement event under her 2008 and 2009 award agreements.

[7]	Mr. Solomon is not entitled to a cash payment in connection with his 2009 award, and the provisions regarding termination due to death, disability or retirement were inapplicable to him at December 31, 2009.

All equity agreements provide for the accelerated vesting of all unvested shares of restricted stock and stock options upon a change in control of the Company. A change in control for purposes of these agreements includes the following events: (1) a merger transaction in which the owners of the common stock of the Company before the transaction own 50% or less of the common stock of the surviving company; (2) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets; and (3) the liquidation or dissolution of the Company.

The restricted stock agreements for the 2008 and 2009 awards with performance-based vesting conditions also provide a cash benefit in a change in control event for those participants who are otherwise eligible for a cash payment in connection with the termination events described above (disability, death, retirement or, in the case of the 2008 awards, involuntary termination without cause). If there is a change in control after the termination event but prior to the conclusion of the performance period, the participant’s cash payment will be calculated based on the fair market value of the total number of shares that had been awarded, prorated through the date of termination, regardless of actual Company performance.

The following table shows the value of the accelerated vesting of each named executive’s unvested shares of restricted stock and stock options upon the executive’s death or disability, or upon a change in control involving the Company, as of December 31, 2009. No amounts are shown for Mr. Solomon as all of his unvested shares of restricted stock and stock options were forfeited and canceled in connection with his termination on December 30, 2009.

		Stock Options
				Aggregate Value of
				Accelerated Vesting
				upon Death or	Aggregate Value of
				Disability of	Accelerated Vesting
	Unvested Shares of			Restricted Stock	of Restricted Stock
	Restricted	Unvested Stock		with Time-Based	Upon Change in
	Stock[1]	Options	Exercise Price[2]	Vesting[3,4]	Control[3,5]
Name	(#)	(#)	($)	($)	($)
Mr. Greene	232,739	6,074	54.05	2,737,588	6,723,830

Mr. McCalmont	84,187	15,000	57.63	920,118	2,432,162

Ms. Marx	13,686	2,165	54.05	395,389	395,389

[1]	For Mr. Greene and Mr. McCalmont, the amounts shown include shares of restricted stock with time-based vesting conditions listed as follows: Mr. Greene, 94,759; and Mr. McCalmont, 31,849. The remaining shares shown for Mr. Greene and Mr. McCalmont are subject to performance-based vesting conditions. The amount shown for Ms. Marx represents shares of restricted stock with time-based vesting conditions. Her shares of restricted stock with performance-based vesting conditions were forfeited and canceled in connection with her termination on December 31, 2009.

[2]	The exercise prices of the unvested stock options exceed the closing price of our common stock on December 31, 2009. Therefore, no value is attributed to the accelerated vesting of any stock options.

[3]	Calculated based upon a price per share equal to $28.89, the closing price of our common stock on December 31, 2009.

[4]	The amounts shown include the value of the unvested shares of restricted stock with time-based vesting conditions. The possible cash payments in connection with death, disability, involuntary termination or retirement attributable to the restricted stock with performance-based vesting conditions are described above.

[5]	The amounts shown include the value of all unvested shares of restricted stock (including those with time-based vesting conditions and, for Mr. Greene and Mr. McCalmont, those with performance-based vesting conditions). In addition, Ms. Marx would have received an aggregate cash payment equal to $502,830 pursuant to the terms of the agreements for her 2008 and 2009 awards with performance-based vesting conditions, and Mr. Solomon would have received a cash payment equal to $389,928 pursuant to the terms of the agreement for his 2008 award with performance-based vesting conditions.

Director Compensation in 2009

The following table sets forth the compensation of our directors for 2009 (other than Mr. Greene whose 2009 compensation is described in the “Summary Compensation Table” on page 35):

				Change in Pension
				Value and
				Nonqualified
				Deferred
	Fees Earned	Stock		Compensation	All Other
	or Paid in Cash[1]	Awards[2,3]	Option Awards[3]	Earnings[4]	Compensation[5]	Total
Name	($)	($)	($)	($)	($)	($)
Michael L. Ainslie	62,500	100,017	-0-	-0-	5,000	167,517

Hugh M. Durden	105,000	100,017	-0-	1,232	5,000	211,249

Thomas A. Fanning	87,500	100,017	-0-	-0-	-0-	187,517

Dr. Adam W. Herbert, Jr.	55,000	100,017	-0-	-0-	-0-	155,017

Delores Kesler	55,000	100,017	-0-	-0-	-0-	155,017

John S. Lord	75,000	100,017	-0-	-0-	5,000	180,017

Walter L. Revell	68,750	100,017	-0-	-0-	5,000	173,767

[1]	The amounts shown include the annual retainer for all directors, additional committee chair fees for Messrs. Ainslie, Fanning and Lord and an additional fee for Mr. Durden for serving as Chairman of the Board. Fees are paid in cash, except that the following directors elected to receive the following shares of common stock in lieu of 2009 cash fees: Mr. Fanning, 2,884; Mr. Lord, 3,209; and Mr. Revell, 2,566. The amounts attributable to common stock received in lieu of cash reflect the full grant date fair values of the stock under FASB ASC Topic 718. These shares of common stock were fully vested as of the applicable grant date. Certain of the amounts shown include de minimis cash payments in lieu of fractional shares.

[2]	Each director was granted 3,947 shares of stock in connection with his or her re-election to the Board in May 2009. This column shows the grant date fair value under FASB ASC Topic 718 of the restricted stock granted to the directors, excluding any contingency for forfeitures. These shares of common stock were fully vested as of the grant date.

[3]	All shares of common stock previously granted to directors are fully vested. No stock options were granted to directors in 2009. Outstanding stock option awards are shown below. These options were granted in prior years in connection with the election or re-election of directors in May of each year. All outstanding stock options were vested as of December 31, 2009.

		Option Awards			Stock Awards
		Number
		of Securities			Number of	Market Value of
		Underlying			Shares or Units	Shares or Units
		Unexercised	Option		of Stock That	of Stock That
		Options	Exercise	Option	Have Not	Have Not
		Exercisable	Price	Expiration	Vested	Vested
Name	Grant Date	(#)	($)	Date	(#)	($)
Mr. Ainslie	5/8/2000	5,849	20.03	5/8/2010	-0-	-0-
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Durden	5/14/2001	4,000	25.00	5/14/2011	-0-	-0-
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Lord	5/14/2001	4,000	25.00	5/14/2011	-0-	-0-
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

Mr. Revell	5/8/2000	5,849	20.03	5/8/2010	-0-	-0-
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013

The following directors exercised stock options in 2009:

	Number of
	Shares
	Acquired on		Market Price	Value Realized
	Exercise	Exercise Price	at Exercise	on Exercise
Name	(#)	($)	($)	($)
Mr. Ainslie	2,903	18.53	25.34	19,769

Mr. Lord	5,849	20.03	30.06	58,689

Mr. Revell	2,903	18.53	25.34	19,769

The value realized on exercise is based on the market price of our common stock on the date of exercise less the exercise price for such shares. These amounts are before the payment of any applicable withholding taxes.

[4]	We instituted a Directors’ Deferred Compensation Plan in 2001. In 2004, we froze participation in the Plan. Mr. Durden is the only director with a cash balance in the Plan. Although we and Mr. Durden no longer make contributions to the Plan, we do continue to pay interest on Mr. Durden’s account balance (7% in 2009). Mr. Durden earned a total of $5,790 in interest with respect to his account in 2009. The amount shown in the table for Mr. Durden represents only the above-market interest earned on his account. Mr. Durden’s cash balance in the Plan at December 31, 2009, including the interest earned in 2009, was $88,497.

The Plan also includes a stock credit feature. At December 31, 2009, Mr. Durden had a stock credit balance in the Plan of 1,614.19 credits, valued at $46,634 based on a per share price of $28.89, the closing price of our common stock on December 31, 2009. No stock credits are accruing under the Plan. Mr. Durden’s stock credit balance is payable in cash or Company common stock, at Mr. Durden’s election, upon his retirement.

[5]	The amounts shown for Messrs. Ainslie, Durden, Lord and Revell reflect contributions by the Company to nonprofit organizations selected by these directors in connection with our Charitable Matching Program described below.

Annual Compensation Review.  The Compensation Committee reviews and approves director compensation annually. In 2009, the Committee reviewed director compensation data compiled by Towers Watson for a peer group of 12 real estate-related companies. The companies in the peer group included the following:

AMB Property Corporation (AMB),
Brookfield Properties Corporation (BPO),
Developers Diversified Realty Corporation (DDR),
Duke Realty Corporation (DRE),
Forest City Enterprises, Inc. (FCY),
Hovnanian Enterprises, Inc. (HOV),
MDC Holdings Inc. (MDC),
NVR, Inc. (NVR),
Plum Creek Timber Company, Inc. (PCL),
Ryland Group, Inc. (RYL),
Standard Pacific Corp. (SPF), and
Toll Brothers Inc. (TOL).

The Committee found that the Company’s total annual director compensation ranked towards the bottom of the peer group, primarily due to the smaller size of the Company’s annual equity grant. The Committee determined that movement of total compensation toward the peer group median would be appropriate in light of the directors’ increased duties and attention in the Company’s current difficult operating environment. Therefore, each director’s annual retainer was increased by $10,000, and the methodology for the annual equity grant was changed from a set number of shares to a targeted dollar value ($100,000) that would then be converted to shares. This increase in total compensation helped to align the Company’s director compensation with the peer group median. The directors’ cash and equity compensation are described in more detail below.

Cash Compensation.  In 2009, our non-employee directors were paid the following fees for serving on the Board:

•	$50,000 annual retainer for each non-employee director, which was increased to $60,000 in May 2009;

•	$5,000 for the Chair of the Governance and Nominating Committee;

•	$7,500 for the Chair of the Compensation Committee;

•	$15,000 for the Chair of the Audit and Finance Committee; and

•	$50,000 for the Chairman of the Board.

All fees are paid quarterly in advance. We do not pay meeting fees. Directors could elect to receive their annual fees in common stock in lieu of cash having an aggregate value equal to $62,500, or 1.25 times the cash-only retainer of $50,000 ($75,000, or 1.25 times the increased cash-only retainer of $60,000). Directors could also elect to receive a combination of common stock in the amount of $42,500 and cash in the amount of $20,000 ($55,000 in common stock and $20,000 in cash after the increase in the annual retainer). Committee chairs and the Chairman of the Board could also elect to receive their additional retainers in the form of common stock at a value equal to 1.25 times the additional cash retainer. Shares of common stock issued in lieu of cash fees are granted on the first business day of each quarter.

During 2009, Mr. Greene was the only director who was also an employee of the Company, and Mr. Greene received no additional compensation for his service as a director.

Stock Compensation.  Since 2004, the Board’s practice has been to grant each non-employee director 1,500 shares of common stock annually in May upon the directors’ re-election to the Board. In 2009, in order to stabilize the value of this annual stock grant and to increase the value of this benefit as a result of the peer group analysis described above, the Board granted each non-employee director a number of shares approximately equal to $100,000, based on the closing price of the Company’s stock on the grant date. The Board intends to continue this practice in future years.

Each director has agreed to retain ownership of any shares of common stock received until the earlier of five years from the date of grant or the director’s retirement from the board. Directors are subject to our Stock Ownership Policy as described in the CD&A under “Long-Term Incentive Program — Policies Regarding Equity Ownership” on page 32.

Expense Reimbursement.  We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings. We also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses. We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program.  We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

V.  Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers

Principal Holders of Stock

To our knowledge, the only beneficial owners of more than five percent of the outstanding shares of our common stock are the shareholders listed below:

Number of Shares
Name and Address	Beneficially Owned	Percent of Class[1]

Fairholme Capital Management, LLC, Bruce R Berkowitz and Fairholme Funds, Inc	26,833,468[2]	—%
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137
T. Rowe Price Associates, Inc.	13,535,069[3]	—%
100 E. Pratt Street
Baltimore, MD 21202
Janus Capital Management, LLC and Janus Contrarian Fund	10,888,740[4]	—%
151 Detroit Street
Denver, CO 80206
Blackrock, Inc.	6,298,274[5]	—%
40 East 52nd Street
New York, NY 10022
FMR, LLC	5,064,241[6]	—%
82 Devonshire Street
Boston, MA 02109
Taube Hodson Stonex Partners LLP	4,868,740[7]	—%
Cassini House, 1st Floor
57-59 St. James’s Street
London, SW1A 1LD England

[1]	The percentages are based on shares outstanding on March 15, 2010. All percentages are rounded to the nearest tenth of one percent.

[2]	The amount shown for Fairholme Capital Management, LLC (“Fairholme”), Bruce R. Berkowitz and Fairholme Funds, Inc. is based on the number of shares reported on Schedule 13G filed on February 16, 2010 with the SEC. According to the Schedule 13G, Fairholme and Mr. Berkowitz shared the power to vote or direct the vote of 24,595,902 shares and shared the power to dispose or direct the disposition of 26,833,468 shares at December 31, 2009. Fairholme Funds, Inc. shared the power to vote or direct the vote and the power to dispose or direct the disposition of 23,036,502 shares at December 31, 2009.

[3]	The amount shown for T. Rowe Price Associates, Inc. (“T. Rowe Price”) is based on the number of shares reported on Schedule 13G filed on February 12, 2010 with the SEC. According to the Schedule 13G, T. Rowe Price had the sole power to vote or direct the vote of 2,519,050 shares and the sole power to dispose or direct the disposition of 13,503,369 shares at December 31, 2009.

[4]	The amount shown for Janus Capital Management, LLC (“Janus Capital”) and Janus Contrarian Fund (“Janus Fund”) is based on the number of shares reported on Schedule 13G filed on February 16, 2010 with the SEC. According to the Schedule 13G, Janus Capital had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 10,639,190 shares at December 31, 2009. Janus Capital shared the power to vote or direct the vote and shared the power to dispose or direct the disposition of 249,550 shares at December 31, 2009. Janus Fund had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 8,898,522 shares at December 31, 2009.

[5]	The amount shown for Blackrock, Inc. (“Blackrock”) is based on the number of shares reported on Schedule 13G filed on January 29, 2010 with the SEC. According to the Schedule 13G, Blackrock had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 6,298,274 shares at December 31, 2009.

[6]	The amount shown for FMR, LLC (“FMR”) is based on the number of shares reported on Schedule 13G filed on February 16, 2010 with the SEC. According to the Schedule 13G, FMR had the sole power to vote or direct the vote of 2,362,041 shares and the sole power to dispose or direct the disposition of 5,064,241 shares at December 31, 2009. FMR disclosed in its Schedule 13G that certain of its affiliates, such as Fidelity Management & Research Company, Edward C. Johnson 3d, Strategic Advisers, Inc., Pyramis Global Advisors, LLC and FIL Limited may also be deemed to be beneficial owners of a portion of the shares beneficially owned by FMR.

[7]	The amount shown for Taube Hodson Stonex Partners LLP (“Taube Hodson”) is based on the number of shares reported on Schedule 13G filed on January 26, 2010 with the SEC. According to the Schedule 13G, Taube Hodson had the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 4,868,740 shares at December 31, 2009.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the directors, the named executives (excluding Ms. Marx and Mr. Solomon who are no longer employed by the Company), and the directors and all executive officers as a group, as of March 15, 2010.

	Amount and Nature of
Name	Beneficial Ownership[1]	Percent of Class[2]

Michael L. Ainslie	31,987[3]		*
Hugh M. Durden	30,801[4]		*
Thomas A. Fanning	16,831		*
Wm. Britton Greene	416,456[5]		*
Adam W. Herbert, Jr.	13,943		*
Delores M. Kesler	16,678		*
John S. Lord	32,795[6]		*
William S. McCalmont	139,184[7]		*
Walter L. Revell	39,166[8]		*
Directors and Executive Officers as a Group (9 persons)	737,841		*

[1]	Each director and executive officer listed has sole voting and dispositive power over the shares listed.

[2]	The percentages are based on shares outstanding on March 15, 2010. An “*” indicates less than 1% ownership.

[3]	Includes 17,849 shares which Mr. Ainslie has the right to purchase through the exercise of vested stock options.

[4]	Includes 12,000 shares which Mr. Durden has the right to purchase through the exercise of vested stock options.

[5]	Includes 74,993 shares which Mr. Greene has the right to purchase through the exercise of vested stock options.

[6]	Includes 12,000 shares which Mr. Lord has the right to purchase through the exercise of vested stock options.

[7]	Includes shares which Mr. McCalmont has the right to purchase through the exercise of vested stock options (15,000) and stock options that will vest within 60 days (7,500).

[8]	Includes 17,849 shares which Mr. Revell has the right to purchase through the exercise of vested stock options.

APPENDIX A

THE ST. JOE COMPANY

2009 EMPLOYEE STOCK PURCHASE PLAN

Effective as of July 16, 2009

1. Purpose and Effect of Plan. The purpose of The St. Joe Company 2009 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company an opportunity to acquire an ownership interest in the Company through the purchase of Common Stock of the Company. The Plan is intended to comply with the terms of Code section 423 and Rule 16b-3 promulgated under the Act.

2. Shares Available for Purchase Under the Plan. Participants may purchase up to 70,000 shares of Common Stock under the Plan, subject to adjustment as provided in Section 13. These shares of Common Stock may be (a) newly issued by the Company from its authorized but unissued shares; (b) issued by the Company from its treasury shares; or (c) acquired, at the expense of the Company, by purchases of Common Stock on the open market or in private transactions, as the Compensation Committee may direct in its discretion.

3. Definitions. Where indicated by initial capital letters, the following terms shall have the following meanings:

(a) Accumulation Period: The calendar month.

(b) Act: The Securities Exchange Act of 1934, as amended.

(c) Code: The Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law. A reference to a particular section of the Code shall include a reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

(d) Common Stock: The Company’s Common Stock, no par value.

(e) Compensation: A Participant’s gross base salary, commissions, and bonuses which are reportable on IRS Form W-2 and that are paid during a given Accumulation Period on or after the date a Participant’s Enrollment Form becomes effective; provided, however, regardless of when such remuneration was earned, “Compensation” does not include the following: any amounts processed within pay periods which end 31 days or more after termination of employment; sign-on and new hire referral bonuses; commissions on sale of own residence; severance pay; payments made after the death of the Participant; recoverable draws; distributions from any qualified or nonqualified retirement plan; and gratuities and tips.

The Company’s classification of income and its determination as to the date paid for purposes of the Plan shall be conclusive and binding on Participants. As used herein, the term “gross base salary” includes overtime and certain wage replacement payments such as paid time off (PTO), holiday, bereavement, jury duty, disaster pay, volunteer pay, and military duty (in no event less than the amount required by Code Section 414(u)); elective deferrals under Code Section 402(g)(3); amounts contributed or deferred under Code Section 125; and elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4).

(f) Compensation Committee: The Compensation Committee of the Board of Directors of the Company.

(g) Company: The St. Joe Company, and any successor by merger, consolidation or otherwise.

(h) Custodian: A financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan.

(i) Designated Subsidiary: Any Subsidiary which has been designated by the Compensation Committee to participate in the Plan from time to time.

(j) Eligible Employee: Any employee of the Company or its Designated Subsidiaries who meets the eligibility requirements of Section 5 and Section 9.

(k) Enrollment Form: The form filed by a Participant authorizing payroll deductions and applicable tax withholdings pursuant to Section 6.

(l) Fair Market Value: As of any date, the closing price per share of Common Stock on such date as reported on the New York Stock Exchange or, if such date is not a trading day, on the most recent trading day prior to such date.

(m) Investment Account: The account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 7.

(n) Investment Date: The last business day of the Accumulation Period.

(o) Participant: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

(p) Plan: “The St. Joe Company 2009 Employee Stock Purchase Plan,” as set forth herein and as amended from time to time.

(q) Purchase Price: 85% of the Fair Market Value of a share of Common Stock on the Investment Date.

(r) Subsidiary or Subsidiaries: Any corporation (other than the Company), in an unbroken chain of corporations beginning with the Company if, as of the Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Subsidiary shall include any corporation that becomes a subsidiary (within the meaning of the above definition) of the Company after the adoption and approval of the Plan.

4. Administration of the Plan. The Plan shall be administered by the Compensation Committee. Subject to the express provisions of the Plan, the Compensation Committee shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. The Compensation Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

The Compensation Committee may delegate administration of the Plan to one or more employees of the Company or any Subsidiary. The Compensation Committee may at any time revest in the Compensation Committee the administration of the Plan.

Without limitation of the foregoing, the Compensation Committee from time to time may designate Subsidiaries whose employees upon such designation shall be eligible (subject to the eligibility requirements of Section 5 below) to participate in the Plan, any such Subsidiary to be herein referred to as a Designated Subsidiary.

5. Eligible Employees.  Any employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan, except that the following classes of employees shall be excluded:

(a) employees of the Company or a Designated Subsidiary whose customary employment is for not more than five (5) calendar months in any calendar year;

(b) employees who as of the start of a given Accumulation Period have not been continuously employed by the Company or a Designated Subsidiary for at least ninety (90) days;

(c) employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens or resident aliens of the United States), if the grant of an option under the Plan to such an employee is prohibited under the laws of such foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Code section 423; or

(d) employees of the Company or a Designated Subsidiary whose customary employment is for twenty (20) hours per week or less.

This Section 5 is subject to the provisions of Section 9.

6. Election to Participate. Once an employee becomes an Eligible Employee, that employee may become a Participant effective on the first day of the Accumulation Period after he or she becomes eligible, or on the first day of any later payroll period, provided that at least thirty (30) days prior to the date the payroll deductions are to begin the Eligible Employee has filed a properly completed Enrollment Form with the persons designated by the Compensation Committee. If an Enrollment Form is filed less than thirty (30) days prior to the date payroll deductions are to begin, the Company will accommodate such request as of the intended effective date if it is administratively feasible to do so.

On the Enrollment Form, the Eligible Employee shall indicate the whole percentage of the employee’s Compensation between 1% and 50% which will be deducted from the employee’s Compensation during the Accumulation Period and applied toward the purchase of Common Stock on the Investment Date.

All regular payroll deductions shall be held by the Company without interest until the funds are forwarded to the Custodian for purchase of shares on the Investment Date. A Participant’s rights with respect to accumulated payroll deductions shall be those of a general creditor of the Company or of the applicable Designated Subsidiary. All payroll deductions received or held by the Company or a Designated Subsidiary under the Plan may be used for any corporate purpose, and the Company or Designated Subsidiary, as applicable, shall not be obligated to segregate such amounts.

An Enrollment Form, once in effect for an Accumulation Period, shall remain in effect for all future Accumulation Periods unless changed or revoked in accordance with this paragraph. A Participant may cease, re-start, increase or decrease that Participant’s payroll deduction, at any time by filing a new Enrollment Form at least thirty (30) days prior to the intended effective date of such change, in accordance with procedures adopted by the

Compensation Committee. If an Enrollment Form is filed less than thirty (30) days prior to the intended effective date of such change, the Company will accommodate such request as of the intended effective date if it determines in its sole discretion that it is administratively feasible to do so. Any payroll deductions made during an Accumulation Period before the effective date of such change will automatically be applied toward purchase of shares on the Investment Date for such period.

Payroll deductions will be automatically suspended during any unpaid leave of absence and will automatically resume once the employee returns to paid status and meets the eligibility requirements of Section 5, unless the employee delivers notice of a desire to cease participation in the Plan at least thirty (30) days prior to the return to paid status. For purposes of Section 5(b), an employee will be deemed to have terminated employment following a leave of absence extending ninety (90) consecutive days, unless the employee is guaranteed reemployment at the end of the unpaid leave of absence by statute or contract. Any payroll deductions made during an Accumulation Period before the employee goes on unpaid leave of absence will automatically be applied toward purchase of shares on the Investment Date for such period.

Payroll deductions will automatically end upon a Participant’s termination of employment with the Company or a Designated Subsidiary. Any payroll deductions made during an Accumulation Period before a Participant terminates employment will automatically be applied toward purchase of shares on the Investment Date for such period.

7. Method of Purchase and Investment Accounts. Each Participant who has authorized a payroll deduction for an Accumulation Period as described in Section 6, shall, on the Investment Date for such period, be deemed, without any further action, to have purchased the number of shares (including fractional shares to three decimal places) which the funds in the payroll deduction could purchase at the Purchase Price on that Investment Date. All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant.

Any cash dividends paid with respect to shares of common stock held in an Investment Account shall be used to purchase shares of common stock for the Participant’s Investment Account, at the next scheduled Investment Date. Any dividends on Common Stock held in an Investment Account distributed in-kind shall be added to the shares held for a Participant in his or her Investment Account.

Statements of account will be given to Participants at least annually, which statements will set forth the total amount of payroll deductions during all Accumulation Periods completed since the most recently provided statement, the per share purchase price and the number of shares purchased on all Investment Dates during such period, and the total number of shares and fractional shares represented by such Participant’s Investment Account as of the statement date.

8. Stock Purchases. The Custodian shall acquire shares of Common Stock for Participants as of each Investment Date from the Company or, if directed by the Compensation Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Compensation Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

The expense associated with acquiring shares under the Plan shall be paid by the Company. The expense of the Custodian certificating or selling shares held in a Participant’s Investment Account will be paid by the Participant.

9. Limitation on Purchases of Stock. No Participant may accrue a right to purchase during any one calendar year under the Plan (combined with any other plan of the Company or its Subsidiaries qualified under Code section 423) shares of Common Stock having a Fair Market Value (determined by reference to the Fair Market Value on each Investment Date) in excess of $25,000. This limitation shall be interpreted to comply with Code section 423(b)(8). To the extent necessary to comply with this paragraph, the Compensation Committee may reduce or stop a Participant’s payroll reductions at any time during an Accumulation Period. The Participant’s payroll reductions shall recommence at the rate provided in such Participant’s Enrollment Agreement at the beginning of the first Accumulation Period which is scheduled to end in the following calendar year, unless terminated earlier as provided in Section 6 hereof.

A Participant’s accumulated payroll deductions may not be used to purchase Common Stock on any Investment Date to the extent that after such purchase the Participant would own (or be considered as owning within the meaning of Code section 424(d)) stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For this purpose, stock which the Participant may purchase under any outstanding option shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Common Stock, the employee shall cease to be a Participant.

10. Title of Accounts. The Custodian shall maintain an Investment Account for each Participant and any shares of Common Stock in such Investment Account shall be held via the Direct Registration System. Each Investment Account shall be in the name of the Participant or, if the Participant so indicates on an Enrollment Form, in his or her name jointly with a family member, with right of survivorship. A Participant who is a resident of a jurisdiction which does not recognize such a joint tenancy may have an Investment Account in his or her name as tenant in common with a family member, without right of survivorship.

A Participant shall have all the rights of a shareholder with respect to shares held in his or her Investment Account, including without limitation the right to vote such shares.

11. Delivery of Shares. Subject to the limitations of Section 9, a Participant shall have the right at any time in accordance with procedures established by the Compensation Committee to:

(a) Direct the Custodian to issue a certificate for all or any portion of the whole number of shares of Common Stock credited to that Participant’s Investment Account, or,

(b) Direct the Custodian to sell all or any portion of the whole number of shares in his or her Investment Account and to remit the proceeds (after reduction for applicable transaction fees) to the Participant, or,

(c) Direct the Custodian to transfer electronically to a brokerage account designated by the Participant all or any portion of the whole number of shares in his or her Investment Account, or,

(d) Direct the Custodian to sell any fractional interest held in the Investment Account to the Company and remit the proceeds of such sale to the Participant.

When a Participant terminates employment with the Company or a Designated Subsidiary, the Participant (or, in the case of the Participant’s termination of employment due to his or her death or death within the two month period following his or her termination of employment, his or her beneficiary determined pursuant to Section 14) shall have a period of two calendar months commencing on the date of such termination in which to direct the Custodian to sell or transfer the shares held in his or her Investment Account in accordance with the above. If no direction is received by the end of such two month period, the Custodian shall issue a certificate to the Participant or the Participant’s beneficiary for all of the whole number of shares of Common Stock credited to that Participant’s Investment Account and shall sell any fractional interest held in the Investment Account to the Company and remit the proceeds of such sale to the Participant or the Participant’s beneficiary.

All sales referred to in this Section 11 will be made on or as soon as administratively practicable after the date the Participant’s direction is received or the date on which his or her termination of employment occurs based on the Fair Market Value of the Common Stock on the date on which such sale is effected, net of any transaction fees.

As a condition of participation in the Plan, each Participant agrees to immediately notify the Company in writing if he or she sells or otherwise disposes of any of that Participant’s shares of Common Stock.

12. Rights Not Transferable. Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution.

13. Change in Capital Structure. In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the Purchase Price and other relevant provisions shall be proportionately adjusted by the Compensation Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Compensation Committee may take such actions with respect to the Plan as the Compensation Committee deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Compensation Committee may take the foregoing actions without the consent of any Participant, and the Compensation Committee’s determination shall be conclusive and binding on all persons for all purposes.

14. Beneficiary. In the event of a Participant’s death, the beneficiary designated by the Participant in a writing filed with the Company shall have the rights described in Section 11 above. If a named beneficiary does not survive the Participant, such beneficiary’s share shall be delivered to the Participant’s remaining named beneficiaries according to their percentages. If there are no surviving beneficiaries or the Participant has not designated a beneficiary under this Plan, the Participant’s Investment Account shall be delivered to the Participant’s surviving spouse; or if there is no surviving spouse, in equal shares to any surviving children of the Participant; or if neither of the above survive the Participant, to the Participant’s estate.

15. Amendment of the Plan. The Compensation Committee may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially (i) increase the benefits accruing to Participants under the Plan, (ii) increase the number of securities that may be purchased under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan.

Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Compensation Committee shall be entitled to change the length of Accumulation Periods and the frequency and/or timing of the Investment Dates, limit the frequency and/or number of changes in the amounts withheld during an Accumulation Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Compensation Committee determines in its sole discretion advisable and consistent with the Plan.

16. Termination of the Plan. The Plan and all rights of employees hereunder shall terminate:

(a) on the Investment Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b) at any prior date at the discretion of the Compensation Committee.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be issued to Participants on a pro rata basis as determined by the Compensation Committee.

17. Effective Date of Plan. The Plan shall be effective on July 16, 2009, the date on which it was adopted by the Compensation Committee, and shall be submitted to the shareholders of the Company for their approval. No purchases of Common Stock under the Plan shall be eligible for the special income tax treatment under Section 421(a) of the Code unless shareholder approval of the Plan is obtained on or before the first anniversary of the Plan’s effective date. Furthermore, no rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended.

Any amounts of Compensation deducted for Accumulation Period(s) ending on or prior to the later of the effective date of the Plan or the date on which the Plan is covered by an effective registration statement shall be applied to the purchase of Common Stock as soon as administratively practicable following the later of such dates, and the date of such purchase shall be an Investment Date for all purposes under the Plan.

18. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan except as otherwise specifically provided herein, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

19. Government and Other Regulations. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

20. Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of Florida.

THE ST. JOE COMPANY 245 RIVERSIDE AVE. SUITE 500 JACKSONVILLE, FL 32202 ATTN: REECE B. ALFORD	VOTE BY INTERNET - www.proxyvote.com
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD  IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
1.	Election of Directors
Nominees

01 Michael L. Ainslie 02 Hugh M. Durden 03 Thomas A. Fanning 04 Wm. Britton Greene 05 Delores M. Kesler
06 John S. Lord 07 Walter L. Revell

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	Amendment of our Articles of Incorporation to delete the provisions regarding the number of our directors.	☐	☐	☐
3	Approval of The St. Joe Company 2009 Employee Stock Purchase Plan.	☐	☐	☐
4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐
NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Yes No
Please indicate if you plan to attend this meeting ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date
0000047165_1   R2.09.05.010

0000047165_2 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com .

THE ST. JOE COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 11, 2010
The shareholder(s) hereby appoint(s) Wm. Britton Greene and Reece B. Alford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time on May 11, 2010 in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted for the director nominees and proposals listed on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side